Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated

October 3, 2025

by and among

Omnivate Global Ltd., a Cayman Islands exempted company (the “HoldCo”),

SACH Pte. Ltd., a Singapore exempted company (the “Company”),

Quantumsphere Acquisition Corporation, a Cayman Islands exempted company (the “Parent”),

QUMS Pubco Ltd., a Cayman Islands exempted company (the “Purchaser”), and

SACH Merge Sub Ltd., a Cayman Islands exempted company (the “Merger Sub”).

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

ARTICLE II SPAC MERGER	7
2.1 SPAC Merger	7
2.2 SPAC Merger Effective Time	7
2.3 Effect of the SPAC Merger	7
2.4 Memorandum and Articles of Association	7
2.5 Directors and Officers of the SPAC Surviving Corporation	7
2.6 Effect on Issued Securities of Parent	8
2.7 Surrender of Securities	9
2.8 Lost Stolen or Destroyed Certificates	9
2.9 U.S. Tax Treatment	9
2.10 Taking of Necessary Action; Further Action	9

ARTICLE III SACH RESTRUCTURING	10
3.1 SACH Restructuring	10
3.2. Officers of the Company	10
3.3. Taking of Necessary Action; Further Action	10

ARTICLE IV ACQUISITION MERGER	10
4.1 Acquisition Merger	10
4.2 Closing; Effective Time	10
4.3 Board of Directors	11
4.4 Effect of the Merger	11
4.5 Memorandum and Articles of Association of the Acquisition Surviving Corporation	11
4.6 Taking of Necessary Action; Further Action	11

ARTICLE V CONSIDERATION	11
5.1 Cancellation and Conversion of Capital	11
5.2 Payment of Merger Consideration	12
5.3 Withholding	13
5.4 U.S. Tax Treatment	13

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE HOLDCO AND THE COMPANY	13
6.1 Corporate Existence and Power	13
6.2 Authorization	14
6.3 Governmental Authorization	14
6.4 Non-Contravention	14
6.5 Capital Structure	14
6.6 Charter Documents	15
6.7 Corporate Records	15
6.8 Assumed Names	15
6.9 Subsidiaries	15
6.10 Consents	16
6.11 Financial Statements	16
6.12 Books and Records	17
6.13 Absence of Certain Changes	17
6.14 Properties; Title to the Company Group’s Assets	19
6.15 Litigation	19

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6.16 Contracts	19
6.17 Licenses and Permits	21
6.18 Cybersecurity; Compliance with Laws; Regulatory Matters	21
6.19 Intellectual Property	23
6.20 Customers and Suppliers	24
6.21 Accounts Receivable and Payable; Loans	24
6.22 Pre-payments	25
6.23 Employees	25
6.24 Employment Matters	25
6.25 Withholding	25
6.26 Real Property	26
6.27 Accounts	26
6.28 Tax Matters	26
6.29 Environmental Laws	27
6.30 Finders’ Fees	28
6.31 Powers of Attorney and Suretyships	28
6.32 Directors and Officers	28
6.33 Other Information	28
6.34 Certain Business Practices	28
6.35 Money Laundering Laws	28
6.36 Not an Investment Company	28
6.37 Related Party Transaction	29

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES	29
7.1 Corporate Existence and Power	29
7.2 Corporate Authorization	29
7.3 Governmental Authorization	29
7.4 Non-Contravention	30
7.5 Issuance of Shares	30
7.6 Capitalization	30
7.7 Information Supplied	30
7.8 Trust Fund	31
7.9 Listing	31
7.10 Board Approval	31
7.11 Parent SEC Documents and Financial Statements	31
7.12 Litigation	32
7.13 Compliance with Laws	32
7.14 Money Laundering Laws	32
7.15 OFAC	32
7.16 Not an Investment Company	32
7.17 Tax Matters	32
7.18 Finders’ Fees	33

ARTICLE VIII COVENANTS OF THE COMPANY GROUP AND THE PURCHASER PARTIES PENDING CLOSING	34
8.1 Conduct of the Business	34
8.2 Access to Information	36
8.3 Notices of Certain Events:	36
8.4 SEC Filings	36
8.5 Financial Information	37
8.6 Trust Account	37
8.7 Directors’ and Officers’ Indemnification and Insurance	38
8.8 Settlement of the Parent’s Operation and Maintenance Fees	38

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ARTICLE IX COVENANTS OF THE COMPANY GROUP	38
9.1 Reporting and Compliance with Laws	38
9.2 Reasonable Best Efforts to Obtain Consents	39
9.3 Annual and Interim Financial Statements	39
9.4 Key Employees of the Company	39
9.5 Company Shareholders Lock-Up Agreement	39
9.6 Settlement of the Purchaser Parties’ Transaction Costs	39

ARTICLE X COVENANTS OF ALL PARTIES HERETO	40
10.1 Reasonable Best Efforts; Further Assurances	40
10.2 Tax Matters	40
10.3 Compliance with SPAC Agreements	40
10.4 Equity Incentive Plan	40
10.5 Registration Statement	41
10.6 Confidentiality	42
10.7 Conduct between Signing Date and Effective Time	42

ARTICLE XI CONDITIONS TO CLOSING	43
11.1 Conditions to the Obligations of Each Party to Effect the Merger	43
11.2 Additional Conditions to Obligations of the Purchaser Parties	43
11.3 Additional Conditions to Obligations of the Company Group	44

ARTICLE XII DISPUTE RESOLUTION	45
12.1 Arbitration	45
12.2 Waiver of Jury Trial; Exemplary Damages	46

ARTICLE XIII TERMINATION AND EXPENSES	47
13.1 Termination Without Default	47
13.2 Termination Upon Default	47
13.3 Fees and Expenses	47
13.4 Survival	47

ARTICLE XIV MISCELLANEOUS	47
14.1 Notices	47
14.2 Amendments; No Waivers; Remedies	48
14.3 Arm’s Length Bargaining; No Presumption Against Drafter	48
14.4 Publicity	49
14.5 Transaction Costs	49
14.6 No Assignment or Delegation	49
14.7 Governing Law	49
14.8 Counterparts; Facsimile Signatures	49
14.9 Entire Agreement	49
14.10 Severability	50
14.11 Construction of Certain Terms and References; Captions	50
14.12 Further Assurances	50
14.13 Third Party Beneficiaries	50
14.14 Waiver	50

EXHIBIT A	Form of Company Shareholders Lock-up Agreement	E-A1
EXHIBIT B	Form of Proposed Amended and Restated Memorandum and Articles of Association of SPAC Surviving Corporation	E-B1
EXHIBIT C	Company Shareholders Support Agreement	E-C1
SCHEDULE I	Company Disclosure Letter	S-I

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of October 3, 2025 (the “Signing Date”), by and among SACH Pte. Ltd., an exempt private company limited by shares incorporated and in existence under the laws of Singapore (the “Company”), Omnivate Global Ltd., a Cayman Island exempted company (the “HoldCo”, and together with the Company the “Company Group”); and Quantumsphere Acquisition Corporation, a Cayman Islands exempted company (the “Parent”, “SPAC”), QUMS Pubco Ltd., a Cayman Islands exempted company and wholly-owned subsidiary of the Parent (the “Purchaser”), and SACH Merge Sub Ltd., a Cayman Islands exempted company and wholly-owned subsidiary of the Purchaser (the “Merger Sub”).

W I T N E S S E T H:

A. The Company is in the business of developing and commercialising products and services across the gaming, technology, e-commerce, retail, and live events industries (the “Business”);

B. The HoldCo was formed for the purpose of SACH Restructuring (as defined below) and the Acquisition Merger(as defined below);

C. Parent is a blank check company formed for the sole purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities;

D. The Purchaser is a wholly-owned subsidiary of Parent and was formed for the sole purpose of the merger of Parent with and into Purchaser, in which Purchaser will be the SPAC Surviving Corporation (as defined below) (the “SPAC Merger”);

E. The parties hereto desire that the Merger Sub shall merge with and into the HoldCo, upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the Companies Act (Revised) of the Cayman Islands (the “Cayman Law”) (the “Acquisition Merger,” and together with the SPAC Merger, the “Mergers”);

F. For United States federal and applicable state income tax purposes, the parties intend that the SPAC Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder (the “SPAC Intended Tax Treatment”), and that this Agreement is intended to be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code (a “Plan of Reorganization”) with respect to the SPAC Merger;

G. For United States federal and applicable state income tax purposes, the parties intend that the Acquisition Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder (the “Company Intended Tax Treatment”), and that this Agreement is intended to be, and hereby is, adopted as a Plan of Reorganization with respect to the Acquisition Merger; and

H. Prior to the execution and delivery of this Agreement by the parties, certain Company Shareholders have entered into and delivered support agreements, pursuant to which each such Company Shareholder has agreed to vote in favor of this Agreement and the Acquisition Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.2 “Additional Agreements” means the Lock-up Agreements and Company Shareholders Support Agreement.

1.3 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, (a) with respect to all periods prior to the Closing and subsequent to the Closing, each Principal Shareholder is an Affiliate of the Company, and (b) with respect to all periods subsequent to the Closing, Purchaser is an Affiliate of the Company.

1.4 “Aggregate Fully Diluted Company Shares” means, without duplication, the aggregate number of Company Shares that are (i) issued and outstanding or (ii) issuable upon, or subject to, (x) the exercise or settlement of any option or (y) the consummation of any PIPE Investment, if any.

1.5 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, any relevant stock exchange, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.6 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.7 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, the Cayman Islands, the Singapore or [British Virgin Islands] are authorized to close for business.

1.8 “Closing Calculation” has the meaning set forth in Section 3.1(b).

1.9 “Closing Payment Shares” means such number of Purchaser Ordinary Shares equal to the Company Equity Value divided by $10.00.

1.10 “Code” means the Internal Revenue Code of 1986, as amended.

1.11 “Company Equity Value” means an amount equal to $300,000,000.

1.12 “Company Restructuring Documents” means the share exchange agreement between the Company and the HoldCo.

1.13 “Company Shares” means the ordinary shares of the Company.

1.14 “Company Share Rights” means all options, warrants, rights, or other securities (including debt instruments) to purchase, convert or exchange into Company Shares.

1.15 “Company Shareholders Lock-up Agreement” means the agreements in the forms attached as Exhibit A or agreement(s) substantially equivalent thereto mutually agreed by the Purchaser Parties and the Company, dated as of the Closing Date hereof entered into by and between the persons listed on Schedule 1.18 and the Purchaser.

1.16 “Company Shareholders Subscription” has the meaning set forth in Section 3.1(a).

1.17 “Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiary is a party or by which any of its respective assets are bound, including any entered into by the Company and/or any of its Subsidiary in compliance with Section 8.1 after the Signing Date and prior to the Closing.

1.18 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

1.19 “Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Investment Management Trust Agreement.

1.20 “Environmental Laws” means all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.21 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.22 “Fraud Claim” means any claim based solely upon fraud, willful misconduct or intentional misrepresentation as determined by a final court order or judgment by a court of competent jurisdiction, to which all rights of appeal have either lapsed or been exhausted it being understood that a breach of warranty or a covenant shall not, by itself, be deemed to be fraud.

1.23 “Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of an exempted company incorporated in the Cayman Islands are its certificate of incorporation, memorandum and articles of association, shareholders agreement or similar organizational documents, in each case, as amended or restated; the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of registration, the “Governing Documents” of a limited liability company incorporated in the Cayman Islands are its limited liability company agreement and certificate of registration; the “Governing Documents” of a Singapore company are [its company registration card, articles of incorporation and bylaws].

1.24 “Hazardous Material” means any material, emission, chemical, substance or waste that has been designated by any governmental authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.25 “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.26 “HoldCo Cap Table” has the meaning set forth in Section 3.1(b).

1.27 “HoldCo Shares” means the Ordinary Shares par value $0.0001 per share of the HoldCo.

1.28 “HoldCo Shareholders” means the shareholders of the HoldCo.

1.29 “HoldCo Subscription Shares” has the meaning set forth in Section 3.1(a).

1.30 “IPO” means the initial public offering of Parent pursuant to a prospectus dated August 5, 2025.

1.31 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP (as defined below), (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.32 “Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, domain names, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, u.r.l.s., and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company, or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

1.33 “Inventory” has the meaning set forth in the UCC.

1.34 “Investment Management Trust Agreement” means the investment management trust agreement made as of August 5, 2025 by and between the Parent and Continental.

1.35 “IT Assets” means computers, software, hardware, servers, workstations, routers, hubs, switches, data communications lines, networks and all other information technology equipment and all associated documentation.

1.36 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Authority, including rule or regulation promulgated thereunder.

1.37 “Leases” means the leases set forth on Schedule 1.40 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.38 “Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

1.39 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.40 “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect upon on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company and the Business, taken as a whole, whether or not arising from transactions in the ordinary course of business, which would prevent the Company from operating its Business in the same manner as on the Signing Date and on the Closing Date, provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, and any pandemic, epidemics or human health crises, including COVID-19; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser Parties; (vi) any matter of which Parent is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

1.41 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.42 “Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

1.43 “Parent Ordinary Shares” means the ordinary shares, par value of $0.0001 per share, of Parent.

1.44 “Parent Right” means the issued and outstanding rights of Parent, each such right convertible into one-seventh (1/7) of one Parent Ordinary Share at the closing of a business combination.

1.45 “Parent Securities” means the Parent Ordinary Shares, Parent Rights, and Parent Units, collectively.

1.46 “Parent Unit” means each outstanding unit consisting of one Parent Ordinary Share and one Parent Right to receive one-seventh (1/7) of one Parent Ordinary Share.

1.47 “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Purchaser Parties; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company Group so encumbered, either individually or in the aggregate, (C) that not resulting from a breach, default or violation by the Company Group of any Contract or Law, and (D) the Liens set forth on Schedule 1.50; and (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established).

1.48 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.49 “PIPE Investment” means the purchase of HoldCo Shares pursuant to the Subscription Agreements or any other purchase agreements as may be agreed by SPAC and the Company from time to time.

1.50 “Pre-Closing Period” means any period that ends on or before the Closing Date or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

1.51 “Purchaser Ordinary Shares” means all Purchaser Ordinary Shares.

1.52 “Purchaser Parties” means Parent, the Purchaser and the Merger Sub.

1.53 “Purchaser Rights” means the rights of Purchaser, including the rights of private holders.

1.54 “Purchaser Securities” means the Purchaser Ordinary Shares and Purchaser Rights, collectively.

1.55 “QUMS Share Redemption” means the election of an eligible holder of Parent Ordinary Shares (as determined in accordance with Parent’s Governing Documents) to redeem all or a portion of the Parent Ordinary Shares held by such holder at a per-share price, payable in cash, as determined in accordance with the Parent’s Governing Documents and the applicable trust agreement, as such may be amended to effect a QUMS Share Redemption.

1.56 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.57 “SACH Restructuring Closing” has the meaning set forth in Section 3.1(c).

1.58 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.59 “SEC” means the U.S. Securities and Exchange Commission.

1.60 “Securities Act” means the Securities Act of 1933, as amended.

1.61 “Shareholders” or “Company Shareholders” means the shareholders of the Company.

1.62 “Sponsor” means Whiteowl Holdings LLC, the key holder of Parent.

1.63 “Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

1.64 “Subscription Factor” means a number resulting from dividing (x) the result of the quantity of the Company Equity Value divided by US$10.00, by (y) the Aggregate Fully Diluted Company Shares as at the time of calculation.

1.65 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property, including the items listed on Schedule 5.14.

1.66 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.67 “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.68 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.69 “Transaction Agreements” means this Agreement and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

1.70 “Transaction Costs” means (i) all the legal, financial advisory, consulting, accounting and audit fees, costs and expenses reasonably incurred in connection with the signing of this Agreement and the SPAC Merger and the Acquisition Merger prior to and through the Closing by the Purchaser Parties, and (ii) all the fees, costs and expenses relating to the valuation of the Company’s business, financial projection and the purchase price in connection with the SPAC Merger and the Acquisition Merger.

1.71 “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.72 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.73 “$” means U.S. dollars, the legal currency of the United States.

ARTICLE II
SPAC MERGER

2.1 SPAC Merger. At the SPAC Merger Effective Time (as defined in Section 2.2), and subject to and upon the terms and conditions of this Agreement, and in accordance with Cayman Law, the Parent shall be merged with and into Purchaser, the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving company. Purchaser as the surviving company after the SPAC Merger is hereinafter referred to, after the SPAC Merger Effective Time, as the “Purchaser” or “SPAC Surviving Corporation.”

2.2 SPAC Merger Effective Time. Following the satisfaction or waiver (by the applicable party) of the closing conditions set forth in Section 11 (except for Section 11.1(c) and (d) and such conditions to be performed at Closing), Parent shall cause the SPAC Merger to be consummated by filing a plan of merger (the “Plan of SPAC Merger”) (and other documents required by the Cayman Law) with the Registrar of Companies in the Cayman Islands, in accordance with the relevant provisions of the Cayman Law (the time upon the Plan of SPAC Merger being registered by the Registrar of Companies in the Cayman Islands, or such later time as specified in the Plan of SPAC Merger, being the “SPAC Merger Effective Time”).

2.3 Effect of the SPAC Merger. At the SPAC Merger Effective Time, the effect of the SPAC Merger shall be as provided in this Agreement, the Plan of SPAC Merger, and the applicable provisions of Cayman Law. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Parent shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the SPAC Surviving Corporation, which shall include the assumption by the SPAC Surviving Corporation of any and all agreements, covenants, duties and obligations of the Parent set forth in this Agreement to be performed after the SPAC Merger Effective Time, and all securities of the SPAC Surviving Corporation issued and outstanding as a result of the conversion under Sections 2.6(a) through (c) hereof shall be listed on the public trading market on which the Parent Units may be trading at such time.

2.4 Memorandum and Articles of Association. At the SPAC Merger Effective Time, the amended and restated memorandum and articles of association of the Parent, as in effect immediately prior to the SPAC Merger Effective Time, shall cease and the memorandum and articles of association of Purchaser shall be the memorandum and articles of association of the SPAC Surviving Corporation, except that such memorandum and articles of association shall be amended and restated in its entirety so that they read in their entirety as set forth in the form of Exhibit B attached hereto, and as so amended and restated, shall be the memorandum and articles of association of the SPAC Surviving Corporation and thereafter amended in accordance with their terms, the Organizational Documents of the SPAC Surviving Corporation and as provided by Law.

2.5 Directors and Officers of the SPAC Surviving Corporation. Immediately after the SPAC Merger Effective Time, the officers and the board of directors of the SPAC Surviving Corporation shall be as specified in Section 4.3 herein.

2.6 Effect on Issued Securities of Parent.

(a) Conversion of Parent Ordinary Shares.

(i) At the SPAC Merger Effective Time, every Parent Ordinary Share (other than the Parent Excluded Shares and Parent Dissenting Shares) issued and outstanding immediately prior to the SPAC Merger Effective Time shall be converted automatically into one Purchaser Ordinary Share. At the SPAC Merger Effective Time, all Parent Ordinary Shares shall cease to be outstanding and shall automatically be converted or canceled (as the case may be) and shall cease to exist. The holders of issued Parent Ordinary Shares immediately prior to the SPAC Merger Effective Time, as evidenced by the register of the members of the Parent shall cease to have any rights with respect to such Parent Ordinary Shares, except as provided herein or by Law. From and after the SPAC Merger Effective Time, each certificate or book entry position that evidenced Parent Ordinary Shares immediately prior to the SPAC Merger shall entitle the holder only to the applicable number of Purchaser Ordinary Shares into which such certificate or book entry position is convertible according to this Section 2.6(a). Upon surrender of each certificate (if any) previously evidencing Parent Ordinary Shares, such certificate shall be exchanged for a certificate representing the same number of Purchaser Ordinary Shares in accordance with Section 2.7.

(ii) Each certificate (if any) formerly representing Parent Ordinary Shares (other than the Parent Excluded Shares and Parent Dissenting Shares) shall thereafter represent only the right to receive the same number of Purchaser Ordinary Shares.

(b) Parent Units. At the SPAC Merger Effective Time, every issued and outstanding Parent Unit shall be separated automatically into each’s individual components of one Parent Ordinary Share and one Parent Right to receive one-seventh (1/7) of one Parent Ordinary Share, and all Parent Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each individually separated component shall, at the SPAC Merger Effective Time, be converted into one Purchaser Ordinary Share, and one Purchaser Right to receive one-seventh (1/7) of one Purchaser Ordinary Share, as the case may be, in accordance with Section 2.6(a) and Section 2.6(c), respectively. The holders of certificates previously evidencing Parent Units outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such Parent Units, except as provided herein or by Law. Upon surrender of each certificate (if any) previously evidencing Parent Units, such certificate shall be exchanged for certificates representing the applicable number of Purchaser Ordinary Shares.

(c) Parent Rights. At the SPAC Merger Effective Time, every issued and outstanding Parent Right immediately prior to the SPAC Merger Effective Time shall be converted automatically into one Purchaser Right. At the SPAC Merger Effective Time, all Parent Rights shall cease to be outstanding and shall automatically be converted and shall cease to exist. The holders of certificates previously evidencing Parent Rights outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such Parent Rights, except as provided herein or by Law. At the Closing, all Purchaser Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of Purchaser Rights instead will receive one Purchaser Ordinary Share in exchange for the cancellation of each Purchaser Right; provided that no fractional shares will be issued and all fractional shares will be rounded down to the nearest whole share. Upon surrender of each certificate (if any) previously evidencing Parent Rights, such certificate shall be exchanged for a certificate representing the applicable number of Purchaser Ordinary Shares.

(d) Cancellation of Parent Excluded Shares. At the SPAC Merger Effective Time, if there are any shares of Parent Ordinary Shares that are owned by the Parent as treasury shares or any shares of Parent Ordinary Shares owned by any direct or indirect wholly owned subsidiary of the Parent immediately prior to the SPAC Merger Effective Time or that are subject to a QUMS Share Redemption (collectively, the “Parent Excluded Shares”), such shares shall be canceled, surrendered (if applicable) and extinguished without any conversion thereof or payment therefor (other than the right to receive payment of the redemption amount, in the case of the shares subject to a QUMS Share Redemption.

(e) Cancellation of Purchaser Ordinary Share Owned by Parent. At the SPAC Merger Effective Time, every issued and outstanding share(s) of Purchaser owned by the Parent as set forth in Section 7.6(b), being the only issued and outstanding share(s) in Purchaser immediately prior to the SPAC Merger Effective Time, shall be canceled without any conversion thereof or payment therefor.

(f) Transfers of Ownership. If any securities of Purchaser are to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such Tax has been paid or is not payable.

(g) No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the SPAC Surviving Corporation, Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.7 Surrender of Securities. All Purchaser Securities issued in exchange of Parent Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Parent Securities, provided that any restrictions on the sale and transfer of Parent Securities shall also apply to the Purchaser Securities so issued in exchange.

2.8 Lost Stolen or Destroyed Certificates. In the event any certificates of Parent Securities shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.7; provided, however, that SPAC Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the SPAC Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

2.9 U.S. Tax Treatment. For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax Law that follows the U.S. federal income tax treatment of the SPAC Merger), each of the parties intends that the SPAC Merger qualifies for the SPAC Intended Tax Treatment. The Parent and the Purchaser hereby (i) adopt, and the Company acknowledges, this Agreement as a “plan of reorganization” with respect to the SPAC Merger within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with the SPAC Intended Tax Treatment, unless otherwise required by a Taxing Authority in connection with an audit. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the SPAC Merger for the SPAC Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the SPAC Merger Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the SPAC Merger is determined not to qualify for the SPAC Intended Tax Treatment.

2.10 Taking of Necessary Action; Further Action. If, at any time after the SPAC Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the SPAC Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Parent and the Purchaser, the officers and directors of the Parent and the Purchaser are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.11. Treatment of Parent Dissenting Shares. Each Parent Ordinary Share issued and outstanding immediately prior to the SPAC Merger Effective Time (the “Parent Dissenting Shares”) owned by holders of Parent Ordinary Shares who have validly exercised and not effectively withdrawn or lost their rights to dissent from the SPAC Merger pursuant to Section 238 of the Cayman Law (the “Parent Dissenting Shareholders”) shall thereafter represent the right to receive only the payment resulting from the procedure set forth in the Cayman Law with respect to the Parent Dissenting Shares owned by such Parent Dissenting Shareholder, and shall not be entitled to receive the Purchaser Ordinary Shares pursuant to Section 2.1 above, unless and until such Parent Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, dissent from the SPAC Merger pursuant to the Cayman Law with respect to any Parent Dissenting Shares. In the event that any written notices of objection to the SPAC Merger are served by any holders of Parent Ordinary Shares pursuant section 238(2) of the Cayman Law, (i) Parent shall serve written notice of the authorization of the Plan of SPAC Merger and the SPAC Merger on such Parent Dissenting Shareholders pursuant to Section 238(4) of the Cayman Law (the “Authorization Notice”) within twenty (20) days of obtaining the Required Parent Stockholder Approval; and (ii) Parent and the Company may, but is not obliged to, elect to delay the Closing and the filing of the relevant merger documents in connection with the SPAC Merger with the Registrar of Companies in the Cayman Islands until at least twenty (20) days have elapsed since the date on which such the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Law, as referred to in Section 239(1) of the Cayman Law), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Article XI.

ARTICLE III
SACH RESTRUCTURING

3.1 SACH Restructuring.

(a) The Company Group agrees that the Company Restructuring Documents shall provide that at the SACH Restructuring Closing, HoldCo shall issue and allot to each Company Shareholder (the “Company Shareholders Subscription”), in respect of each Company Share owned by such person, a number of HoldCo Shares that is no more than the Subscription Factor (all such HoldCo Shares to be issued, the “HoldCo Subscription Shares”).

(b) No later than five (5) Business Days prior to the Closing Date (as defined in Section 4.2), the Company Group shall prepare and deliver to Purchaser (i) a pro forma and fully diluted capitalization table of HoldCo (the “HoldCo Cap Table”) as at the Closing Date and (ii) a spreadsheet, including all calculation and information relevant to effect the Company Shareholders Subscription (the “Closing Calculation”), including the Subscription Factor and the amount and allocation of the HoldCo Subscription Shares to the relevant Company Shareholders. Purchaser shall be entitled to rely conclusively on such information and calculation for any purpose hereunder.

(c) The closing of the SACH Restructuring (the “SACH Restructuring Closing”) shall take place at least one (1) Business Day before the Closing Date or such other time and place as Purchaser and the Company may mutually agree.

3.2. Officers of the Company. At the SACH Restructuring Closing, subject to the terms of the Company’s respective Governing Documents, the Company shall take all such action within its power as may be necessary or appropriate to complete the appointment of the officers of the Company, if as agreed between the Purchaser and the Company.

3.3. Taking of Necessary Action; Further Action. If, at any time after the SACH Restructuring Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and the Company Restructuring Documents, the officers or shareholders, as applicable (or their designees) of the Company, are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE IV
ACQUISITION MERGER

4.1 Acquisition Merger. Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 4.2) concurrently with the SPAC Merger, and in accordance with the applicable provisions of Cayman Law, Merger Sub shall be merged with and into the HoldCo. Following the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the HoldCo shall continue as the surviving company in the Acquisition Merger (the “Acquisition Surviving Corporation”).

4.2 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XIII, the closing of the Acquisition Merger (the “Closing”) shall take place concurrently with the SPAC Merger at the offices of the Purchaser, on a date no later than fifteen (15) Business Days after the satisfaction or waiver of all the conditions set forth in this Agreement, or at such other place and time as the Company Group and the Purchaser Parties may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall execute a plan of merger (the “Plan of Acquisition Merger”) in form and substance acceptable to the Merger Sub and the HoldCo and the parties hereto shall cause the Acquisition Merger to be consummated by filing the Plan of Acquisition Merger (and other documents required by Cayman Law) with the Registrar of Companies in the Cayman Islands in accordance with the relevant provisions of Cayman Law. The Acquisition Merger shall become effective on the date as specified in the Plan of Acquisition Merger upon the same being registered by the Registrar of Companies in the Cayman Islands (“Effective Time”).

4.3 Board of Directors. Immediately after the Effective Time, the Acquisition Surviving Corporation’s board of directors shall consist of five (5) directors. Parent and Sponsor shall each designate, or cause to be designated, one (1) director, who shall be deemed independent in accordance with Nasdaq requirements and the Company shall designate, or cause to be designated, three (3) of the directors, including the chairperson of the board of directors. The Acquisition Surviving Corporation’s board of directors will comply with the requirements of Nasdaq, subject to applicable exemptions. The officers of the Company shall become the officers of the Acquisition Surviving Corporation.

4.4 Effect of the Merger. At the Effective Time, the effect of the Acquisition Merger shall be as provided in this Agreement, the Plan of Acquisition Merger and the applicable provisions of Cayman Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Acquisition Surviving Corporation, which shall include the assumption by the Acquisition Surviving Corporation of any and all agreements, covenants, duties and obligations of the Merger Sub set forth in this Agreement to be performed after the Effective Time.

4.5 Memorandum and Articles of Association of the Acquisition Surviving Corporation. At and immediately following the Effective Time, the memorandum and articles of association of the HoldCo shall be the memorandum and articles of association of Acquisition Surviving Corporation until thereafter amended or restated in accordance with their terms, the Organizational Documents of the Acquisition Surviving Corporation and as provided by Law.

4.6 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Acquisition Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Merger Sub and the HoldCo, the officers and directors of the Merger Sub and the HoldCo are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE V
CONSIDERATION

5.1 Cancellation and Conversion of Capital.

(a) Cancellation of Ordinary Share. At the Effective Time, by virtue of the Acquisition Merger and this Agreement and without any action on the part of the Merger Sub, the HoldCo or the HoldCo Shareholders, each HoldCo Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares as defined below) shall be canceled in exchange for the right to receive, without interest, the applicable portion of the Closing Payment Shares for such number of HoldCo Shares (the “HoldCo Shareholders’ Allocation Schedule”) as specified on Schedule 5.1 attached hereto; it being agreed that the Closing Payment Shares shall be allocated among the HoldCo Shareholders on a pro rata basis based on the number of HoldCo Shares they hold as of immediately prior to the Effective Time. If there is any change to the HoldCo Shareholders’ Allocation Schedule between the time of such delivery and the Closing solely as a result of the change of ownership in the HoldCo Shares, the HoldCo shall promptly deliver an updated HoldCo Shareholders’ Allocation Schedule to Parent. For avoidance of any doubt, each HoldCo Shareholder will cease to have any rights with respect to the HoldCo Shares, except the right to receive, without interest, the respective percentage of the Closing Payment Shares issuable to the HoldCo Shareholders in accordance with the HoldCo Shareholders’ Allocation Schedule.

(b) Share Capital of Merger Sub. Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Acquisition Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one ordinary share of the Acquisition Surviving Corporation (and such share of the Acquisition Surviving Corporation into which the ordinary share of Merger Sub are so converted shall be the only share of the Acquisition Surviving Corporation that is issued and outstanding immediately after the Effective Time).

(c) Treatment of Certain HoldCo Shares. At the Effective Time, all HoldCo Shares that are owned by the HoldCo (as treasury shares or otherwise) or any of its direct or indirect Subsidiaries immediately prior to the Effective Time (the “Excluded Shares”) shall be automatically canceled without any consideration delivered in exchange thereof.

(d) No Liability. Notwithstanding anything to the contrary in this Section 5.1, none of Acquisition Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Surrender of Certificates. All securities issued upon the surrender of the certificates representing the HoldCo Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such HoldCo Shares shall also apply to the Closing Payment Shares so issued in exchange.

(f) Lost, Stolen or Destroyed Certificates. In the event any certificates for any HoldCo Share shall have been lost, stolen or destroyed, the Purchaser shall cause to be issued the applicable portion of the Closing Payment Shares for such number of HoldCo Shares represented by such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser with respect to the certificates alleged to have been lost, stolen or destroyed.

(g) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the Signing Date and the Effective Time, any change in the outstanding securities of the HoldCo, the Company, the Parent Ordinary Shares or the Purchaser Ordinary Shares shall occur (other than the issuance of additional shares of the HoldCo or the Company or Purchaser or Parent as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Closing Payment Shares and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Purchaser or the HoldCo or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

5.2 Payment of Merger Consideration.

(a) Upon and subject to the terms and conditions of this Agreement, on the Closing Date, the Purchaser shall issue to each HoldCo Shareholder such number of Closing Payment Shares opposite such HoldCo Shareholder’s name on Schedule 5.2 attached hereto.

(b) No certificates or scrip representing fractional Purchaser Ordinary Shares will be issued pursuant to the Acquisition Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Purchaser.

(c) Legend. Each certificate issued pursuant to the Acquisition Merger to any holder of HoldCo Shares shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the Purchaser Ordinary Shares:

THE ORDINARY SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE ORDINARY SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

5.3 Withholding. Purchaser and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to the Shareholders pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law; provided, that Purchaser or any other applicable withholding agent shall notify the payee at least three (3) Business Days before deducting and withholding from any consideration otherwise payable to any Person pursuant to this Agreement and shall reasonably cooperate with such Person in seeking to reduce or eliminate any such deduction or withholding. To the extent that amounts are so deducted, withheld and timely paid over to the appropriate Taxing Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

5.4 U.S. Tax Treatment. For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax Law that follows the U.S. federal income tax treatment of the Acquisition Merger), each of the parties intends that the Acquisition Merger qualifies for the Company Intended Tax Treatment. The Merger Sub, the HoldCo and the HoldCo Shareholders hereby (i) adopt, and the Parent and the Purchaser acknowledge, this Agreement as a “plan of reorganization” with respect to the Acquisition Merger within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Company Intended Tax Treatment, unless otherwise required by a Taxing Authority in connection with an audit. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Acquisition Merger for the Company Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Acquisition Merger is determined not to qualify for the Company Intended Tax Treatment.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE HOLDCO AND THE COMPANY

The HoldCo and the Company, jointly and severally, hereby represent and warrant to the Parent, the Purchaser and the Merger Sub (collectively, “Purchaser Parties”) that each of the following representations and warranties is true, correct and complete as of the Signing Date and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference in a particular schedule shall be deemed to be an exception to the representations and warranties of the relevant part(ies) that are contained in the corresponding section of this Agreement only; provided that where it is apparent on the face of a disclosure under a particular schedule that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other sections of this Agreement, such disclosure may also be deemed to be relevant to such other sections. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Company on a consolidated basis with its Subsidiaries. It is being acknowledged that the schedules to this Article VI shall be collectively attached hereto as Schedule I.

6.1 Corporate Existence and Power. The HoldCo is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of Singapore, and its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they were formed (the HoldCo, the Company and its Subsidiaries, collectively, the “Company Group”). Each member of the Company Group has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to carry on the Business as presently conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect. Each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Schedule 6.1 lists all jurisdiction in which any member of the Company Group is qualified to conduct the business.

6.2 Authorization. The execution, delivery and performance by each Company Group of this Agreement and the Additional Agreements to which it is a party and the consummation by each Company Group of the transactions contemplated hereby and thereby are within the corporate powers of such Company Group and have been duly authorized by all necessary action on the part of such Company Group, subject to the authorization and approval of this Agreement, the Plan of Acquisition Merger and the transactions contemplated hereby by way of a special resolution of the shareholders of the HoldCo passed by the affirmative vote of holders of HoldCo Shares representing at least two-thirds of the votes of the HoldCo Shares present and voting in person or by proxy at a meeting of the shareholders of the Company in accordance with the memorandum and articles of association of the HoldCo and the Cayman Law, and such other authorization, if any, as specified in the Organizational Documents (“Requisite HoldCo Vote”). This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company Group enforceable against such Company Group in accordance with their respective terms to which it is a party.

6.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company Group of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority as of the Signing Date, except for the approvals listed on Schedule 6.3 (each of the foregoing, a “Governmental Approval”), which includes but not limited to, the Singapore and Cayman Islands approvals referenced in Section 11.1(i).

6.4 Non-Contravention. Except as set forth on Schedule 6.4, to the knowledge of the Company Group, none of the execution, delivery or performance by the Company Group of this Agreement or any Additional Agreements to which it is a party does or will (a) contravene or conflict with the organizational or constitutive documents of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group, (c) except for the Contracts listed on Schedule 6.10 requiring Company Group Consents (but only as to the need to obtain such Company Group Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or by which any of the Company Share, or any of the Company Group’s assets is or may be bound or any Permit, or (d) result in the creation or imposition of any Lien on any of the Company Shares, (e) cause a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit or Contract binding upon the Company Group, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s material assets, in the cases of (a) to (d), other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

6.5 Capital Structure.

(a) Share Capital. The authorized share capital of the HoldCo is $50,000 divided into 500,000,000 ordinary shares of par value $0.0001 each, of which [***] ordinary shares of a par value of $0.0001 each are issued and outstanding as of the date hereof. As of the Signing Date, (i) no HoldCo Shares are held as treasury shares, (ii) all of the issued and outstanding HoldCo Shares have been duly authorized and validly issued, are fully paid and non-assessable, and, except as set forth in the HoldCo’s Organizational Documents, are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person, and (iii) all of the issued and outstanding HoldCo Shares are owned legally and of record by the Persons set forth on Schedule 6.5(a). As of the Signing Date, no other class in the share capital of the HoldCo is authorized or issued or outstanding.

(b) Except as set forth on Schedule 6.5(b), there are no: (a) outstanding HoldCo Share Rights; (b) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share of the HoldCo, (c) to the knowledge of the Company Group, agreements with respect to any of the HoldCo Shares, including any voting trust, other voting agreement or proxy with respect thereto; or (d) disputes, controversies, demands or claims as to any HoldCo Share.

6.6 Charter Documents. Copies of Organizational Documents of each member of the Company Group have heretofore been made available to the Purchaser Parties, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Each member of the Company Group has not taken any action in violation or derogation of its Organizational Documents, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

6.7 Corporate Records. All proceedings of the board of directors occurring since the Balance Sheet Date, including committees thereof, and all consents to actions taken thereby, are maintained in the ordinary course consistent with past practice. The register of members or the equivalent documents of the Company Group are complete and accurate. The register of members or the equivalent documents and minute book records of the Company Group relating to all issuances and transfers of stock or share by the Company Group, and all proceedings of the board of directors, including committees thereof, and stockholders or shareholders of the Company Group since the Balance Sheet Date, have been made available to the Purchaser Parties, and are true, correct and complete copies of the register of members or the equivalent documents and minute book records of the Company Group.

6.8 Assumed Names. Schedule 6.8 is a complete and correct list of all assumed or “doing business as” names currently or, within three (3) years prior to the Signing Date used by the Company Group, including names on any websites. Since the Balance Sheet Date, none of the Company Group has used any name other than the names listed on Schedule 6.8 to conduct the Business. The Company Group has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself, to the extent as required by applicable Laws.

6.9 Subsidiaries.

(a) Schedule 6.9(a) sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than as set forth on Schedule 6.9(a), as the case may be, (i) all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company Group free and clear of all Liens (other than those, if any, imposed by such Organizational Documents of the Subsidiaries); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) except as set forth on Schedule 6.9(a), no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for the equity interests of the Subsidiary listed on Schedule 6.9(a), the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) except as set forth on Schedule 6.9(a), none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) except as set forth on Schedule 6.9(a), there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) There are no outstanding options, warrants, rights (including conversion rights, preemptive rights, rights of first refusal or similar rights) or agreements to purchase or acquire any equity interest, or any securities convertible into or exchangeable for an equity interest, of any Subsidiary.

(c) The Company is the legal and beneficial owner of one hundred percent (100%) of the issued and outstanding equity interests of each Subsidiary. There are no outstanding options, warrants, rights (including conversion rights, preemptive rights, rights of first refusal or similar rights) or agreements to purchase or acquire any equity interest, or any securities convertible into or exchangeable for an equity interest, of any Subsidiary.

(d) The capital and organizational structure of each Subsidiary is valid and in full compliance with the applicable Laws, other than as would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.9(d), the registered capital of each Subsidiary has been paid up in accordance with the schedule of payment stipulated in its Organizational Documents, approval documents, certificates of approval and legal person business license and in compliance with applicable Laws. Such Organizational Documents have been duly approved and filed in accordance with applicable Laws and are valid and enforceable. The business scope specified in such Organizational Documents complies in all material respects with the requirements of all applicable Laws, and the operation and conduct of business by, and the term of operation of each Subsidiary in accordance with the Organizational Documents is in compliance in all material respects with applicable Laws.

6.10 Consents. The Contracts listed on Schedule 6.10 are the only Contracts binding upon the Company Group or by which any of the Company Shares, or any of the Company Group’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Group Consent”).

6.11 Financial Statements.

(a) Schedule 6.11 contains the unaudited consolidated financial statements of the Company Group as of and for the fiscal years ended December 31, 2024, 2023, and 2022 consisting of the unaudited consolidated balance sheets as of such date, the unaudited consolidated income statements for the twelve (12) month periods ended on such date, and the unaudited consolidated cash flow statements for the twelve (12) month periods ended on such date, prepared in accordance with the requirements of the Public Company Accounting Oversight Board, and (ii) unaudited financial statements of the Company as of and for each of the twelve (12) month period ended December 31, 2024, December 31, 2023, and December 31, 2022 (the “Balance Sheet Date”), consisting of the unaudited consolidated balance sheets as of such date (the “Company Balance Sheet”), the unaudited consolidated income statement for each fiscal reporting year the twelve (12) month periods ended on such date, and the unaudited consolidated cash flow statements for the twelve (12) month periods ended on such date (the “Unaudited Financial Statements,” and together with the Audited Financial Statements (as defined below) and the Interim U.S. GAAP Financial Statements (as defined below), the “Financial Statements”).

(b) The Unaudited Financial Statements are complete and accurate and fairly present in all material respects, in conformity with its applicable accounting standards applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Unaudited Financial Statements (i) were prepared from the Books and Records of the Company; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended.

(c) Except as specifically disclosed in Schedule 6.11(c), reflected or fully reserved against on the Unaudited Financial Statements, and for liabilities and obligations of a similar nature and/or in similar amounts incurred in the ordinary course of business since the Balance Sheet Date, as of the Signing Date there are no material liabilities or debts of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unassisted or otherwise) relating to the Company. All material debts and liabilities, fixed or contingent, which should be included under U.S. GAAP on the Unaudited Financial Statements, are included therein or in the notes thereof.

(d) The Unaudited Financial Statements accurately reflects in all material respects the outstanding Indebtedness of the Company as of the respective dates thereof. Except as set forth on Schedule 6.11(d), the Company does not have any material Indebtedness.

(e) All financial projections delivered by or on behalf of the Company to Purchaser with respect to the Business were prepared in good faith using assumptions that the Company believes to be reasonable and the Company is not aware of the existence of any fact or occurrence of any circumstances that is reasonably likely to have a Material Adverse Effect.

6.12 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to the Purchaser Parties by or on behalf of the Company Group are accurate, complete, and authentic.

(a) The Books and Records accurately and fairly, in all material respects, reflect the transactions and dispositions of assets of and the providing of services by each member of the Company Group. The Company, as a privately owned company, is not subject to the internal controls requirements of the Sarbanes Oxley Act, and the Company makes no representation that its internal controls over financial reporting or its disclosure controls are effective according to the Sarbanes Oxley Act. The Company Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company Group, as permitted by U.S. GAAP;

(iii) access to assets is permitted only in accordance with the respective management’s authorization; and

(iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b) All accounts, books and ledgers of the Company Group have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as disclosed on Schedule 6.12(b), the Company Group does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company Group and which is not located at the relevant office.

(c) Since the Balance Sheet Date, neither the Company nor any Subsidiary of the Company has received any written or, to the actual knowledge of the Company, oral allegation, assertion or claim with respect to accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company, or unlawful accounting or auditing matters with respect to the Company or any Subsidiary of the Company.

(d) Since the Balance Sheet Date, no internal investigations with respect to accounting, auditing or revenue recognition have been conducted by the Company or any Subsidiary of the Company.

6.13 Absence of Certain Changes. From the Balance Sheet Date to the date hereof, the Company Group has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, to the knowledge of the Company Group, except as set forth on Schedule 6.13, from the Balance Sheet Date to the date hereof, there has not been:

(a) any Material Adverse Effect;

(b) any transaction, Contract or other instrument entered into, or commitment made, by the Company Group relating to the Business, or any of the Company Group’s assets (including the acquisition or disposition of any assets) or any relinquishment by the Company Group of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent or similar in all material respects, including kind and/or amount, with past practices and those contemplated by this Agreement;

(c) (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or share capital or other equity interests in the Company Group; (ii) any issuance by the Company Group of shares or of shares of capital stock or other equity interests in the Company Group, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company Group of any outstanding shares or shares of capital stock or other equity interests;

(d) (i) any creation or other incurrence of any Lien other than Permitted Liens on the Company Share or any of the Company Group’s assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company Group, in each case other than in the ordinary course of business consistent with past practice of the Company Group;

(e) any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Company Group which will cause a Material Adverse Effect;

(f) any material labor dispute, other than routine individual grievances, or any material activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company Group;

(g) Except as disclosed under Schedule 6.13(g), any sale, transfer, lease to others or otherwise disposition of any of its material assets by the Company Group except for inventory, licenses or services sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(h) (i) any amendment to or termination of any Material Contract, (ii) any amendment to any material license or material permit from any Authority held by the Company Group, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) a material default by the Company Group under any Material Contract, or any material license or material permit from any Authority held by the Company Group, other than in the cases of each of clauses (i) through (iv), as provided for in this Agreement or the transactions contemplated hereunder or as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(i) other than in the ordinary course of business, any capital expenditure by the Company Group in excess in any fiscal month of $300,000 per one transaction or entering into any lease of capital equipment or property under which the annual lease charges exceed $500,000 in the aggregate by the Company Group;

(j) any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property or suffering of any actual litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect;

(k) any loan of any monies to any Person or guarantee of any obligations of any Person by the Company Group, in excess of $200,000, other than accounts payable and accrued liabilities in the ordinary course of business consistent with past business or any loan among Company Group, or any loan approved by the board of directors or shareholders pursuant to its Charter Document;

(l) except as required by U.S. GAAP, any change in the accounting methods or practices (including, any change in depreciation or amortization policies or rates) of the Company Group or any revaluation of any of the assets of the Company Group;

(m) any material amendment to the Company Group’s Organizational Documents, or any engagement by the Company Group in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction, other than as provided for in this Agreement or the transactions contemplated hereunder;

(n) any acquisition of assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect;

(o) any material Tax election made by the Company Group outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by the Company Group; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company Group; any annual Tax accounting period changed by the Company Group; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax (other than an ordinary commercial agreement the principal purpose of which does not relate to Taxes) entered into by the Company Group; or any right to claim a material Tax refund surrendered by the Company Group;

(p) any action taken by the Company Group or any event occurred which would have violated the covenants of the Company Group set forth in Section 8.1 herein if such action had been taken or such event had occurred between the date hereof and the Closing Date, or

(q) any undertaking of any legally binding obligation to do any of the foregoing.

6.14 Properties; Title to the Company Group’s Assets.

(a) Except as set forth on Schedule 6.14(a), the material items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the Tangible Personal Property is in the control of the Company, subsidiaries, or its employees.

(b) The Company Group has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Financial Statements or acquired after Balance Sheet Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 6.14(b), no such asset is subject to any Liens other than Permitted Liens. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

6.15 Litigation. Except as set forth on Schedule 6.15, there is no Action pending against, or to the knowledge of the Company Group threatened in writing against or affecting, the Company Group, any of its officers or directors, the Business, or any Company Shares, or any of the Company Group’s assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There are no outstanding judgments against the Company Group that would reasonably to be expected to, individually or in the aggregate, have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement. Each member of the Company Group is not, and has not been in the past three (3) years, subject to any proceeding with any Authority, other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.16 Contracts.

(a) Schedule 6.16(a) lists all oral or written material Contracts (collectively, the “Material Contracts”) to which the Company Group is a party and which are currently in effect and constitute the following:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company Group of $300,000 or more per contract (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company Group in excess of $300,000 per contract annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company Group or other Person, under which the Company Group (A) has continuing obligations for payment of annual compensation of at least $150,000 (other than oral arrangements for at-will employment), (B) has material severance or post termination obligations to such Person (other than COBRA obligations in excess of $150,000, or (C) has an obligation to make a payment, other than payment to any party affiliated with, related to, or introduced to the Company Group by the Parent, in excess of $150,000 upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company Group;

(iv) all Contracts creating a material joint venture, material strategic alliance, material limited liability company and partnership agreements to which the Company Group is a party;

(v) all Contracts relating to any material acquisitions or dispositions of assets by the Company Group in excess of $300,000;

(vi) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than non-exclusive licenses granted in the ordinary course of business;

(vii) all Contracts relating to material secrecy, confidentiality and nondisclosure agreements restricting the conduct of the Company Group or substantially limiting the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

(viii) all Contracts relating to material patents, trademarks, service marks, trade names, brands, copyrights, trade secrets, license and other material Intellectual Property Rights of the Company Group;

(ix) all Contracts providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations

(x) all Contracts with or pertaining to the Company Group to which any 10% Shareholder is a party;

(xi) other than the ordinary course of business, all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $200,000 per month;

(xii) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount exceeding $300,000;

(xiii) any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company (other than the Organizational Documents of the Company Group);

(xiv) any Contract that can be terminated, or the provisions of which are altered so that the purpose of the Contract cannot be achieved, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company Group is a party; and

(xv) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of a member of Company Group will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 6.16(b), (i) each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company Group nor, to the Company Group’s knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Group’s assets, (iii) no Contract (A) requires the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Purchaser or any of its Affiliates. The Company Group previously provided to the Purchaser Parties true and correct fully executed copies of each written Material Contract.

(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 6.16(c), none of the execution, delivery or performance by the Company Group of this Agreement or Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any material benefit to which the Company Group is entitled under any provision of any Material Contract.

(d) Except would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or as set forth on Schedule 6.16(d), the Company Group is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

6.17 Licenses and Permits. Schedule 6.17 correctly lists each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 6.17, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related third party consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group has all Permits necessary to operate the Business.

6.18 Cybersecurity; Compliance with Laws; Regulatory Matters.

(a) Except as set forth on Schedule 6.18(a), the Company Group is not in violation of, has not violated, and to the Company Group’s knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of any Law in any material respects. Except as set forth on Schedule 6.18(a), and to the Company Group’s knowledge, no material permit, license or registration is required by the Company Group in the conduct of the Business under any of the Laws described in this Section 6.18. Each Subsidiary has complied in all material respects with all applicable Laws in connection with foreign exchange. Each holder or beneficial owner of an equity security of a Company Group has complied with all reporting and/or registration requirements (including filings of amendments to existing registrations) under the Laws, and has made all written filings, registrations, reporting or any other communications required by the Laws or any of its local branches. No Company Group has received any written inquiries, notifications, orders or any other form of official correspondence with respect to any actual or alleged non-compliance with the Laws, and each Company Group has obtained all certificates, approvals, permits, licenses, registration receipts and other similar authorizations which are necessary for such Company Group to conduct foreign exchange transactions as now being conducted in compliance with the Laws in all material respects. Without limiting the generality of the foregoing, all Approvals of the governmental Authorities of that are required to be obtained or made in respect of, as applicable, each of the Company Group entities with respect to its establishment, capital structure, business and operations as it is now being conducted, if required, have been duly completed in accordance with the applicable Laws, except for any such Approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group.

(b) Except as set forth on Schedule 6.18(b), to the Company’s actual knowledge, in connection with its collection, storage, use, processing and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable Laws (collectively “Personal Information”) by or on behalf of any Company Group, the Company Group is and has been in compliance with (i) all applicable Laws (including, without limitation, Laws relating to privacy, personal data protection, use of data, data security, telephone and text message communications, and marketing by email or other channels) in all material respects, in all relevant jurisdictions, (ii) the Company Group’s privacy policies and public written statements regarding the Company Group’s privacy or data security practices, and (iii) the requirements of any contract codes of conduct or industry standards by which any Company Group is bound. The Company Group maintains and has implemented and maintained reasonable physical, technical, organizational and administrative security measures, procedures and policies or otherwise intended or designed to protect all Personal Information and other data owned, stored, used, processed, maintained or controlled by or on behalf of the Company Group from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. Each Company Group is and has (i) undertaken and resolved or is in the process of resolving in good faith, any material issues identified by any surveys, audits, or assessments (including any risk assessments and risk analyses) of all areas of its business and operations, in each case, required in accordance with applicable Privacy Laws, (ii) made all material disclosures to, and obtained all appropriate and material consents, approvals or authorizations from customers, employees, directors, officers, consultants, contractors and other applicable Persons as required under applicable Privacy Laws to Process such Personal Information lawfully and in accordance with applicable Privacy Laws, (iii) been in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations and (iv) filed all material registrations required under applicable Privacy Laws with the applicable data protection authority, in each case to the extent required under applicable Privacy Laws. To the actual knowledge of the Company Group, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, processing, modification or disclosure of or access to Personal Information owned, stored, used, processed, maintained or controlled by or on behalf of the Company Group which require or required the Company Group to notify Authorities, affected individuals or other parties of such occurrence (y) unauthorized access to or disclosure of the Company Group’s confidential information or trade secrets or (z) data security incidents, data breaches, ransomware incidents, or other adverse events or incidents related to any IT Assets, Personal Information, or Company data in the custody or control of the Company Group or any Service Provider Processing Personal Information on behalf of the Company or the Company Subsidiaries. No Actions are pending or, to the actual knowledge of the Company, threatened in writing against the Company Group relating to the collection, use, dissemination, storage and protection of Personal Information. No member of the Company Group has (i) been subject to any actual or threatened investigation, notice, or request from any Governmental authority in relation to its processing of data, data protection, privacy, or cybersecurity activities, (ii) received any actual or threatened claim, written communication, enquiry, notification of, warning or complaint from any individual or governmental authority alleging any violation or breach of applicable Privacy Laws or Security Requirement, (iii) been involved in any investigation on cybersecurity review initiated by an Authority or received any written notice from any Authority against any member of the Company Group or their respective directors, officers, and employees or (iv) received any written objection to the transactions contemplated under this Agreement from any relevant data protection, privacy or security Authority. The processing of Personal Information by the Company Group is carried out in accordance with applicable Privacy Laws, and where applicable, with appropriate safeguards for any transfer of such Personal Information, in all material respects.

(c) To the Company Group’s best knowledge, the Company Group is not required to apply for and complete the cybersecurity review filing for overseas listing to any Singapore Authority.

(d) To the actual knowledge of the Company, Since the Balance Sheet Date, (i) there have been no material breaches of the security of the IT Assets used or held for use by the Company and its Subsidiaries in their businesses, and (ii) there have been no disruptions in any such IT Assets that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries take commercially reasonable and legally compliant measures designed to protect confidential or sensitive information and Personal Information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. Since the Balance Sheet Date, neither the Company nor any Subsidiary of the Company has (A) to the actual knowledge of the Company, experienced any material incident in which such information was stolen, or accessed, used or disclosed without authorization, including in connection with a breach of security, or (B) received any written (or, to the actual knowledge of the Company, any other) notice or complaint from any Person (including an Authority) with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

(e) None of the Company nor any Subsidiary of the Company has (i) made an untrue statement of a material fact or fraudulent statement to any Authority; (ii) failed to disclose a material fact required to be disclosed to any Authority.

6.19 Intellectual Property.

(a) Schedule 6.19 sets forth a true, correct and complete list of all material Intellectual Properties owned by the Company Group, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Properties.

(b) The Company Group owns free and clear of all Liens (other than Permitted Liens), or has the valid right or license to use, all material Intellectual Property Rights that are necessary for the operation of its business as currently conducted, including (i) manufacturing processes, specifications, and know-how, (ii) product designs, molds, and tooling, (iii) trademarks, service marks, trade names, and logos, (iv) patents and patent applications, (v) trade secrets related to manufacturing and production, and (vi) software and computer programs specifically used in manufacturing operations, quality control, and business operations. For clarity, this representation does not extend to general office software, off-the-shelf programs, or other intellectual property not material to the Company Group’s manufacturing business.

(c) Within the past three (3) years the Company Group has not been sued or charged in writing with or been a defendant in any material Action that involves a claim of infringement of any Intellectual Property Rights, and the Company Group has no knowledge of any other claim of infringement by the Company Group, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company Group.

(d) To the knowledge of the Company Group, the current use by the Company Group of the Intellectual Property Rights does not infringe, and is not expected to infringe, the rights of any other Person in any material respect.

(e) Except as disclosed on Schedule 6.19(e), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material copyrights, patents or trade secrets on behalf of the Company Group or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company Group is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company Group (or such predecessor in interest, as applicable) all right, title and interest in such material.

(f) [Reserved].

(g) To the knowledge of the Company Group, no current or former employee, agent, consultant or contractor who have contributed to or participated in the creation or development of any material copyrights, patents, trade secrets, content and format of content, writings, photographs, drawings, artwork, music (including any musical compositions and master recordings thereof), games, software, audio-visual works, and any underlying materials thereof, and any other literary and artistic works on behalf of the Company Group or any predecessor in interest thereto either is subject to any arrangement which may cause any rights in or to such intellectual properties to be retained by such current or former employee, agent, consultant or contractor, or to be assigned, transferred, granted or licensed to, or otherwise vested in any other Person.

(h) None of the execution, delivery or performance by the Company Group of this Agreement or any of the Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company Group immediately prior to the Closing to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing in any material respect.

(i) The Company Group has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Company Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Company Group or otherwise used in the operation of the Business.

6.20 Customers and Suppliers.

(a) Schedule 6.20(a) sets forth a list of the top five (5) customers (by the dollar amount of purchases thereby) of the Company Group for the fiscal years ended December 31, 2022, 2023, and 2024 (collectively, the “Material Customers”), and the aggregate amount of consideration paid to Company Group by each Material Customer during each such period. Except as set forth in Schedule 6.20(a), as of the Signing Date, no such Material Customer has expressed to the Company Group in writing, and the Company Group has no knowledge of, any Material Customer’s intention to cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with Company Group or of a material breach of the terms of any contract with such Material Customer.

(b) Schedule 6.20(b) sets forth a list of the top ten (10) vendors to and/or suppliers of (by the dollar amount of purchases therefrom) the Company Group for the fiscal years ended December 31, 2022, 2023, and 2024 (collectively, the “Material Suppliers”), and the aggregate amount of consideration paid to each Material Supplier by each Group Party during each such period. Except as set forth in Schedule 6.20(b), no Material Supplier is the sole source of the goods or services supplied by such Material Supplier. Except as set forth on Schedule 6.20(b), to the actual knowledge of the Company Group, no supplier listed on Schedule 6.20(b) has (i) terminated its relationship with the Company Group, (ii) materially reduced its business with the Company Group or materially and adversely modified its relationship with the Company Group, (iii) notified the Company Group in writing of its intention to take any such action, or (iv) to the knowledge of the Company Group, become insolvent or subject to bankruptcy proceedings.

6.21 Accounts Receivable and Payable; Loans.

(a) To the Company Group’s knowledge, all accounts receivables and notes of the Company Group reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company Group in the ordinary course of business consistent with past practice. To the Company Group’s knowledge, the accounts payable of the Company Group reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice or approved by the board of directors or shareholders pursuant to the Charter Document of Company Group.

(b) To the Company Group’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect. To the Company Group’s knowledge, except as set forth on Schedule 6.21(b), all accounts, receivables or notes are good and collectible in the ordinary course of business or approved by the board of directors or shareholders pursuant to the Charter Document of Company Group.

(c) The information set forth on Schedule 6.21(c) separately identifies any and all accounts receivables or notes of the Company Group which are owed by any other entities except for Affiliate of the Company Group as of the Balance Sheet Date and which are not reflected on the Financial Statements. Except as set forth on Schedule 6.21(c), the Company Group is not indebted to any other entities except for Affiliate of the Company Group and no entities except for Affiliate of the Company Group are indebted to the Company Group.

6.22 Pre-payments. Except as set forth on Schedule 6.22, the Company Group has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business or those reflected on the Financial Statements.

6.23 Employees.

(a) Schedule 6.23(a) sets forth a true, correct and complete list of each of the Key Personnel of the Company Group, setting forth the name, title for each such person.

(b) Except as set forth on Schedule 6.23(b), the Company Group is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of the Company Group, non-competition agreement restricting the activities of the Company Group, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.

(c) There are no pending or, to the knowledge of the Company Group, threatened claims or proceedings against the Company Group under any worker’s compensation policy or long-term disability policy.

6.24 Employment Matters.

(a) Schedule 6.24(a) sets forth a true and complete list of (i) the form of employment agreement and if applicable, commission agreement (the “Labor Agreements”), and (ii) each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company Group has any obligation, or any understanding between the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally. The Company Group has previously delivered to the Purchaser Parties true and complete copies of such forms of the Labor Agreements and each generally applicable employee handbook or policy statement of the Company Group.

(b) Except as disclosed on Schedule 6.24(b):

(i) to the knowledge of the Company Group, no current employee of the Company Group, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(ii) the Company Group is not a party to any collective bargaining agreement, does not have any material labor relations disputes, and there is no pending representation question or union organizing activity respecting employees of the Company Group.

6.25 Withholding. Except as disclosed on Schedule 6.25, all obligations of the Company Group applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed on Schedule 6.25, all reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

6.26 Real Property.

(a) Except as set forth on Schedule 6.26, the Company Group does not own any Real Property. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group has good, valid and subsisting title to its respective owned Real Property described on Schedule 6.26, free and clear of all Liens (except for the Permitted Liens).

(b) With respect to each Lease and to the Company Group’s knowledge: (i) each Lease is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid unless the non-payment are due to circumstances beyond the Company Group’s control; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Company Group; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, in cases of each of clauses (i) through (vi), other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company Group holds the leasehold estate on the Lease free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used in all material respects, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Properties other than as would, individually or in the aggregate, would cost the Company Group less than $100,000 on an annual basis to repair or otherwise remediate for any single Real Property.

6.27 Accounts. Schedule 6.27 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Company, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto, in each case where balance of the account during ordinary course of business would be at least $300,000.

6.28 Tax Matters.

(a) The Company Group has duly and timely filed all material Tax Returns required by applicable Law to be filed by the Company Group; all material Taxes (whether or not shown on any Tax Returns) due and owing by the Company Group have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established; and all such Tax Returns were true, complete and correct in all respects.

(b) There is no Proceeding, audit or claim now in progress against the Company Group in respect of any material amount of Tax, nor has any Proceeding for any additional material Tax been asserted in writing by any Tax authority that has not been resolved or settled in full.

(c) No written claim has been made in the past five (5) years by any Tax authority in a jurisdiction where the Company Group has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(d) The Company Group is not a party to any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar agreement (other than Contracts entered into in the ordinary course and not relating primarily to Taxes).

(e) The Company Group has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(f) The Company Group has not granted any waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of the Company Group that will remain outstanding as of the Closing Date.

(g) The Company Group has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) There are no Liens for Taxes upon any assets of the Company Group other than Permitted Liens.

(i) The Company Group has not been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise or similar agreement with any Tax authority in respect of which the Company Group could have any material Tax Liability after the Closing. The Company Group has not made any request for a ruling in respect of material Taxes that is currently pending between the Company Group and any Tax authority.

(j) The Company Group (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) or other comparable group for state, local or foreign Tax purposes or (ii) has no Liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course and not relating primarily to Taxes), or otherwise by Law.

(k) The Company Group has not participated in a “listed transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b).

(l) The Company Group will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of (i) any use of an improper or change in method of accounting for any Tax period on or before the Closing, (ii) any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed on or before the Closing, (iii) any installment sale or open transaction disposition made on or before the Closing, (iv) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. Law) arising on or before the Closing; (v) prepaid amount received or deferred revenue accrued and prior to the Closing outside the ordinary course, (vi) an election under Section 108(i) of the Code made on or before the Closing, (vii) any member of the Company Group that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) having “subpart F income” (within the meaning of Section 952(a) of the Code) accrued on or before the Closing, (viii) “global intangible low-taxed income” of the Company Group within the meaning of Section 951A of the Code (or any similar provision of state, local or non-U.S. Law) attributable to any taxable period (or portion thereof) on or before the Closing or (ix) election made pursuant to Section 965(h) of the Code.

(m) The Company Group has been in compliance in all material respects with all applicable transfer pricing laws and legal requirements.

6.29 Environmental Laws.

(a) Except as set forth on Schedule 6.29, the Company Group has not; (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company Group has delivered to the Purchaser Parties all material records in its possession concerning the Hazardous Materials Activities of the Company Group (if any) and all environmental audits and environmental assessments in the possession or control of the Company Group of any facility currently owned, leased or used by the Company Group which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the Company Group (if any).

(c) Except as set forth on Schedule 6.29(c) and to the knowledge of the Company Group, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company Group such as could give rise to any material liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

6.30 Finders’ Fees. Except as set forth on Schedule 6.30, with respect to the transactions contemplated by this Agreement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from the Parent, Purchaser or any of its Affiliates (including the Company Group following the Closing) upon consummation of the transactions contemplated by this Agreement.

6.31 Powers of Attorney and Suretyships. Except as set forth on Schedule 6.31, the Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company Group or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person outside the Company Group or other than as reflected in the Financial Statements.

6.32 Directors and Officers. Schedule 6.32 sets forth a true, correct and complete list of all directors and officers of the Company.

6.33 Other Information. Neither this Agreement nor any of the documents or other information made available to the Purchaser Parties or their Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with Purchaser’s due diligence review of the Business, the Company share capital, the Company Group’s assets or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. The Company Group has provided the Purchaser Parties with all material information regarding the Business requested by the Purchaser Parties in writing.

6.34 Certain Business Practices. To the knowledge of the Company Group, neither the Company Group, nor any director, officer, agent or employee of the Company Group (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. To the knowledge of the Company Group, neither the Company Group, nor any director, officer, agent or employee of the Company Group (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company Group) has, since September 2015, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company Group or assist the Company Group in connection with any actual or proposed transaction, in each case, which, if not given could reasonably be expected to have had a Material Adverse Effect on the Company Group, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company Group that could reasonably be expected to subject the Company Group to suit or penalty in any private or governmental litigation or proceeding.

6.35 Money Laundering Laws. The operations of the Company Group are and have been conducted at all times in compliance with applicable laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving the Company Group with respect to the Money Laundering Laws is pending or, to the knowledge of the Company Group, threatened.

6.36 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

6.37 Related Party Transaction.

(a) For purposes of this Section, “Top Customer” means any customer that accounts for more than twenty percent (20%) of the Company Group’s consolidated revenues in any fiscal year, and “Top Supplier” means any supplier that accounts for more than twenty percent (20%) of the Company Group’s consolidated purchases in any fiscal year.

(b) Except for (i) employment relationships and agreements, (ii) purchases of the Company’s equity securities, (iii) payment of compensation, benefits and reimbursements in the ordinary course of business, and (iv) customary indemnification arrangements and D&O insurance, no director or executive officer of the Company Group has or has had any material economic interest in any Top Customer or Top Supplier, or any other material contractual arrangement with the Company Group.

(c) Since the Balance Sheet Date, the Company Group has not extended, maintained, or renewed any personal loans to any director or executive officer of the Company Group, or materially modified any terms of such loans.

(d) To the knowledge of the Company Group, there are no material contracts between the Company Group and any family member of any director or executive officer of the Company Group.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES

The Purchaser Parties hereby, jointly and severally, represent and warrant to the Company Group that, except as disclosed in the Parent SEC Documents, each of the following representations and warranties is true, correct and complete as of the Signing Date and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date):

7.1 Corporate Existence and Power. Parent is an exempted company duly incorporated, validly existing and in good standing under Cayman Law. Each of Purchaser and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Each of the Purchaser Parties has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

7.2 Corporate Authorization. The execution, delivery and performance by the Purchaser Parties of this Agreement and the Additional Agreements (to which it is a party) and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser Parties and have been duly authorized by all necessary corporate action on the part of Purchaser Parties to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which it is a party or by which its securities are bound other than the Required Parent Stockholder Approval (as defined in Section 11.1(g)) and the consents, approvals, authorizations and other requirements described in Section 7.3. This Agreement has been duly executed and delivered by the Purchaser Parties and it constitutes, and upon their execution and delivery, the Additional Agreements (to which it is a party) will, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, constitute a valid and legally binding agreement of the Purchaser Parties, enforceable against them in accordance with their representative terms.

7.3 Governmental Authorization. Other than as required under applicable Laws (including, without limitation, the filing of the Plan of SPAC Merger and related documentation in connection with the SPAC Merger and the Plan of Acquisition Merger and related documentation in connection with the Acquisition Merger with the Registrar of Companies in the Cayman Islands), neither the execution, delivery nor performance by the Purchaser Parties of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

7.4 Non-Contravention. The execution, delivery and performance by the Purchaser Parties of this Agreement or any Additional Agreements do not and will not (i) provide that holders of fewer than the number of shares of Parent Ordinary Shares specified in the Parent’s Organizational Documents exercise its redemption rights with respect to such transaction, contravene or conflict with the organizational or constitutive documents of Purchaser, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Purchaser Parties, except, in each case of clauses (i) and (ii), for any contravention or conflicts that would not reasonably be expected to have a Material Adverse Effect on the Purchaser Parties.

7.5 Issuance of Shares. The Closing Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

7.6 Capitalization.

(a) As of the Signing Date, the authorized share capital of the Parent is $50,000 divided into 500,000,000 ordinary shares of a par value of $0.0001 each, of which 9,941,000 Parent Ordinary Shares are issued and outstanding as of the date hereof. 221,000 Parent Ordinary Shares are reserved for issuance with respect to the Parent Rights. No other shares or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Law, the Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent’s Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) At the Signing Date, the authorized share capital of the Purchaser is $50,000 divided into (i) 500,000,000 Purchaser Ordinary Shares of par value $0.0001 each, of which […] Purchaser Ordinary Shares are issued and outstanding as of the date hereof. No other shares or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding shares of the Purchaser are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Law, the Purchaser’s Organizational Documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in the Purchaser’s Organizational Documents, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Ordinary Shares or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c) As of the date hereof, the share capital of Merger Sub is $[50,000] divided into 500,000,000] ordinary shares of par value $0.0001 each (the “Merger Sub Ordinary Share”), of which […] Merger Sub Ordinary Share is issued and outstanding. All issued and outstanding of Merger Sub Ordinary Share(s) are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Law, the Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in the Merger Sub’s Organizational Documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Ordinary Share(s) or any share capital or equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

7.7 Information Supplied. None of the information supplied or to be supplied by any Purchaser Party expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated hereby will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the Parent SEC Documents).

7.8 Trust Fund. As of the Signing Date, the Parent has approximately $82,800,000 in the trust fund established by the Parent for the benefit of its public stockholders (the “Trust Fund”) in a United States-based account maintained by Continental Stock Transfer & Trust Company, LLC (the “Continental”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by Continental pursuant to the Investment Management Trust Agreement.

7.9 Listing. As of the date hereof, the Parent Units, Parent Ordinary Shares, and Parent Rights are listed on the Nasdaq Global Market, with trading symbols “QUMSU,” “QUMS,” and “QUMSR.”

7.10 Board Approval. Each of the Parent Board (including any required committee or subgroup of such boards), the sole director of the Purchaser and the sole director of the Merger Sub has, as of the Signing Date, (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of the Purchaser Parties, as applicable, and (iii) solely with respect to the Parent Board, determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s Organizational Documents.

7.11 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the Signing Date (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the Signing Date: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) Parent’s Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 7.11) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 7.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Documents and the Additional Parent SEC Documents (collectively, the “Parent Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of Parent as of the dates thereof and the results of operations of Parent for the periods reflected therein. The Parent Financial Statements (i) were prepared from the Books and Records of the Parent; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Parent’s financial condition as of their dates; and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to the Parent with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against in the Parent Financial Statements, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the Parent’s formation, there are no material liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to Parent. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the Parent Financial Statements.

7.12 Litigation. There is no Action (or any basis therefore) pending against any Purchaser Party, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Purchaser Parties. No Purchaser Party is, and has previously been, subject to any legal proceeding with any Authority.

7.13 Compliance with Laws. No Purchaser Party is in violation of, has violated, or is under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and no Purchaser Party has not previously received any subpoenas by any Authority.

7.14 Money Laundering Laws. The operations of the Purchaser Parties are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Purchaser Parties with respect to the Money Laundering Laws is pending or, to the knowledge of the Purchaser Parties, threatened.

7.15 OFAC. Neither the Purchaser Parties, nor any director or officer of the Purchaser Parties (nor, to the knowledge of the Purchaser Parties, any agent, employee, affiliate or Person acting on behalf of the Purchaser Parties) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and the Purchaser Parties have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, or Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

7.16 Not an Investment Company. The Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

7.17 Tax Matters. For purposes of this Section 7.17, any reference to “Parent” shall also include Purchaser and Merger Sub.

(a) Parent has duly and timely filed all material Tax Returns required by applicable Law to be filed by Parent, all material Taxes (whether or not shown on any Tax Returns) due and owing by Parent have been paid other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP, and all such Tax Returns were true, complete and correct in all respects.

(b) There is no Proceeding, audit or claim now in progress or, to the Parent’s Knowledge, threatened against Parent in respect of any material amount of Tax, nor has any Proceeding for any additional material Tax been asserted in writing by any Tax authority that has not been resolved or settled in full.

(c) No written claim has been made in the past five (5) years by any Tax authority in a jurisdiction where Parent has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(d) Parent is not a party to any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar agreement (other than Contracts entered into in the ordinary course and not relating primarily to Taxes).

(e) Parent has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(f) There is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns (other than extensions requested in the ordinary course), and there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of Parent that will remain outstanding as of the Closing Date.

(g) Parent has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) There are no Liens for Taxes upon any assets of Parent other than Permitted Liens.

(i) Parent has not been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise, or any similar agreement with any Tax authority in respect of which Parent could have any material Tax Liability after the Closing. Parent does not have any request for a ruling in respect of material Taxes currently pending between Parent and any Tax authority.

(j) Parent (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or other comparable group for state, local or foreign Tax purposes and (ii) has no Liability for the Taxes of any Person (other than Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course and not relating primarily to Taxes), or otherwise by Law.

(k) Parent has not participated in a “listed transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b).

(l) Parent will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of (i) any use of an improper or change in method of accounting for any Tax period that occurred on or before Closing, (ii) any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed on or before Closing, (iii) any installment sale or open transaction disposition made on or before the Closing, (iv) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. Law), (v) prepaid amount received or deferred revenue accrued on or before the Closing outside the ordinary course, (vi) an election under Section 108(i) of the Code made on or before the Closing, (vii) the Parent being treated as a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) and having “subpart F income” (within the meaning of Section 952(a) of the Code) accrued on or before the Closing, (viii) “global intangible low-taxed income” of the Parent within the meaning of Section 951A of the Code (or any similar provision of state, local or non-U.S. Law) attributable to any taxable period (or portion thereof) on or before the Closing or (ix) election made pursuant to Section 965(h) of the Code.

(m) Parent has been in compliance in all material respects with all applicable transfer pricing laws and legal requirements.

(n) Parent is not aware of the existence of any fact, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the SPAC Merger or the Acquisition Merger from qualifying for the SPAC Intended Tax Treatment or the Company Intended Tax Treatment, as the applicable.

7.18 Finders’ Fees. Except as set forth in the Parent SEC Documents, with respect to the transactions contemplated by this Agreement, and other than a finder exclusive fee agreement entered into between Aspira Capital Consulting LTD, a British Virgin Islands exempted company (hereinafter, “ACC”), and Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser Parties or any of the Parent’s Affiliates who might be entitled to any fee or commission from the Company Group or any of the Company’s Affiliates upon consummation of the transactions contemplated by this Agreement. Based upon such finder agreement with ACC, the success fees shall be $3.5 million or 4.0% of the Company shares at the discretion of the Principal Shareholders.

ARTICLE VIII
COVENANTS OF THE COMPANY GROUP AND

THE PURCHASER PARTIES PENDING CLOSING

Each of the Company Group and the Purchaser Parties covenants and agrees that:

8.1 Conduct of the Business

(a) From the date hereof through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries to, conduct their respective business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of the other party, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without the Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), unless such action is consistent with past practices and within the ordinary course of business, the Company Group shall not:

(i) materially amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset of the Company Group other than in ordinary course of business consistent with past practice (individually or in the aggregate), which involve payments in excess of $200,000;

(iii) modify, amend or enter into any contract, agreement, license or, commitment, which obligates the payment of more than $200,000 out of ordinary course of business consistent with past practice (individually or in the aggregate), other than in relation to the technology development of the Company Group;

(iv) make any capital expenditures in excess of $200,000 (individually or in the aggregate), other than in relation to the technology development of the Company Group;

(v) sell, lease, license or otherwise dispose of any of the Company Group’s assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of Inventory in the ordinary course consistent with past practice, and (iii) not exceeding $200,000;

(vi) accept returns of products sold from Inventory, consistent with past practice;

(vii) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any stockholder or shareholder (other than, in the case of any stockholder or shareholder that is an employee, payments of salary accrued in said period at the current salary rate);

(viii) suffer or incur any Lien on the Company Group’s assets;

(ix) merge or consolidate with or acquire any other Person or be acquired by any other Person other than pursuant to the SPAC Merger;

(x) make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any Inventory or assets;

(xi) change the principal place of business or jurisdiction of organization other than pursuant to the Acquisition Merger;

(xii) extend any loans other than travel or other expense advances to employees in the ordinary course of business or with the principal amount not exceeding $50,000;

(xiii) issue, redeem or repurchase any capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock;

(xiv) make or change any material Tax election or change any annual Tax accounting periods; or

(xv) undertake any legally binding obligation to do any of the foregoing.

(b) From the date hereof through the Closing Date, the Parent and the Purchaser after the SPAC Merger Effective Time shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement, without the other party’s prior written consent (which shall not be unreasonably withheld), the Purchaser Parties shall not, and shall not cause its Subsidiaries to amend, waive or otherwise change the Investment Management Trust Agreement in any manner adverse to the Purchaser Parties.

(c) Neither party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time.

(d) From the date hereof through the earlier of (x) termination of this Agreement in accordance with Article XIII and (y) the Closing, other than in connection with the transactions contemplated hereby, neither the Company Group, on the one hand, nor the Purchaser Parties, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations or discussions with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company Group or the Purchaser Parties (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of the Company Group or the Purchaser Parties in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or the Purchaser Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company Group and the Purchaser Parties shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

8.2 Access to Information. From the date hereof until and including the Closing Date, the Company Group and the Purchaser Parties shall, to the best of their abilities, (a) continue to give the other party, its legal counsel and other representatives full access to the offices, properties, and Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company Group or the Purchaser Parties as such Persons may request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other party in such other party’s investigation of its business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company Group or the Purchaser Parties and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group or the Purchaser Parties. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided that the non-disclosing party must advise the other party that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted and/or information not disclosed.

8.3 Notices of Certain Events. Each party shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Share or share capital or capital stock of the Purchaser Parties or any of the Company Group’s or the Purchaser Parties’ assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such party to be false or misleading in any material respect or to omit or fail to state a material fact.

8.4 SEC Filings.

(a) The Company Group acknowledges that:

(i) the Parent’s shareholders must approve the transactions contemplated by this Agreement prior to the SPAC Merger and Acquisition Merger contemplated hereby being consummated and that, in connection with such approval, the Parent must call a special meeting of its shareholders requiring Parent to prepare and file with the SEC a Proxy Statement and Registration Statement (as defined in Section 10.5);

(ii) the Purchaser Parties will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) the Parent will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) In connection with any filing the Purchaser Parties make with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company Group will, and will use its best efforts to cause its Affiliates, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use their best efforts to (i) cooperate with the Purchaser Parties, (ii) respond to questions about the Company Group required in any filing or requested by the SEC, and (iii) provide any information requested by the Purchaser Parties in connection with any filing with the SEC.

(c) Company Group Cooperation. The Company Group acknowledges that a substantial portion of the filings with the SEC and mailings to each Purchaser Party’s stockholders or shareholders with respect to the Proxy Statement shall include disclosure regarding the Company Group and its management, operations and financial condition. Accordingly, the Company Group agrees to as promptly as reasonably practical provide the Purchaser Parties with such information as shall be reasonably requested by the Purchaser Parties for inclusion in or attachment to the Proxy Statement, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company Group and its stockholders or shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company Group understands that such information shall be included in the Proxy Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company Group shall cause their managers, directors, officers and employees to be reasonably available to the Purchaser Parties and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

8.5 Financial Information. By no later than October 3, 2025, the Company will deliver to the Purchaser Parties (i) audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2022, 2023, and 2024, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates, all prepared in conformity with U.S. GAAP under the standards of the Public Company Accounting Oversight Board (the “Audited Financial Statements”), and (ii) reviewed financial statements of the Company for each of the twelve (12) month period ended December 31, 2024, 2023, and 2022, all prepared in conformity with U.S. GAAP under the standards of the Public Company Accounting Oversight Board (the “Interim U.S. GAAP Financial Statements”). The Interim U.S. GAAP Financials shall be (i) prepared from the Books and Records of the Company; (ii) prepared on an accrual basis in accordance with U.S. GAAP; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The Interim U.S. GAAP Financial Statements will be complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company Group will provide additional financial information as reasonably requested by the Purchaser Parties for inclusion in any filings to be made by the Purchaser Parties with the SEC. If reasonably requested by the Purchaser Parties, the Company Group shall use their reasonable best efforts to cause such information reviewed or audited by the Company Group’s auditors.

8.6 Trust Account. The Company Group acknowledges that the Purchaser Parties shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and be paid in sequence of (i) all amounts payable to Parent shareholders holding shares of Parent Ordinary Shares who shall have validly redeemed their shares of Parent Ordinary Shares upon acceptance by the Parent of the Parent Ordinary Shares, (ii) the expenses of the Purchaser Parties to the third parties to which they are owed, (iii) the Deferred Underwriting Amount to the underwriter in the IPO, (iv) any amounts payable in accordance with any promissory notes issued prior to the Closing, and (v) the remaining monies in the Trust Account to the Purchaser Parties. Except as otherwise expressly provided in the Investment Management Trust Agreement, Purchaser Parties shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company.

8.7 Directors’ and Officers’ Indemnification and Insurance.

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser Parties and the Company Group (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the Signing Date, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the Purchaser Parties or the Company Group, as the case may be, in effect on the date hereof and disclosed in Schedule 8.7(a), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of one (1) year after the SPAC Merger Effective Time, Purchaser shall cause the Organizational Documents of Purchaser and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the Signing Date in the Organizational Documents of the Purchaser Parties to the extent permitted by applicable Law. The provisions of this Section 8.7 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) The Company shall, or shall cause its Affiliates to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a three-year period from the Closing Date, for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Parent’s existing policy or, if a substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall the Company be required to expend for such policies pursuant to this Section 8.7(b) an annual premium amount in excess of 100% of the amount per annum the Parent paid in its last full fiscal year, which amount is set forth in Schedule 8.7(b). Parent shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the other Purchaser Parties to honor all obligations thereunder.

(c) On the Closing Date, the Purchaser shall enter into customary indemnification agreements reasonably satisfactory to all parties with the individuals set forth on Schedule 8.7(c), which indemnification agreements shall continue to be effective following the Closing.

8.8 Settlement of the Parent’s Operation and Maintenance Fees.

(a) The Company Group shall, or shall cause its Affiliates to, advance to the Sponsor a loan (“Sponsor Loan I”) in the principal amount of USD $250,000 upon execution of this Business Combination Agreement. In furtherance thereof, the Parties shall execute a promissory note detailing the terms of Sponsor Loan I.

(b) The Company Group shall, or shall cause its Affiliates to, advance to the Sponsor a loan (“Sponsor Loan II”) in the principal amount of USD $250,000 by October 12, 2025. In furtherance thereof, the Parties shall execute a promissory note detailing the terms of Sponsor Loan II.

(c) The Company Group shall, or shall cause its Affiliates to, advance to the Sponsor a loan (“Sponsor Loan III”) in the principal amount of USD $500,000 by December 31, 2025. In furtherance thereof, the Parties shall execute a promissory note detailing the terms of Sponsor Loan III.

(d) The Sponsor may, in its sole discretion, repay any of the foregoing loans in cash or in Sponsor Promote Shares valued at $10.00 per share.

(e) If the Company Group fails to fund any loan by the applicable due date, such failure shall constitute a material breach. In such event, the SPAC shall have the sole discretion to terminate the BCA and seek the break-up fee.

ARTICLE IX
COVENANTS OF THE COMPANY GROUP

The Company Group agrees that:

9.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company Group shall duly and timely file all material Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all material Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

9.2 Reasonable Best Efforts to Obtain Consents.

(a) The Company Group shall use its reasonable best efforts to obtain each third-party consent as promptly as practicable hereafter.

(b) The Company Group shall use its reasonable best efforts to obtain or provide, as applicable, at the earliest practicable date, all consents, approvals and notices listed in Schedule 9.2(b). The Company shall keep Purchaser Parties apprised of its efforts undertaken by reason of this Section 9.2(b) and the results of such efforts including by giving Purchaser Parties copies of consents obtained and notices provided.

9.3 Annual and Interim Financial Statements. From the date hereof through the Closing Date, the Company Group shall deliver to Purchaser Parties, for such six-month period, unaudited management accounts of the Company. If the six-month period falls on the fiscal year end, the applicable deadline to deliver the audit financials shall be 90 days. If it falls within an interim period, the deadline shall be 45 days. The Company Group shall also promptly deliver to the Purchaser Parties copies of any audited annual consolidated financial statements of the Company that the Company’s auditor may issue.

9.4 Key Employees of the Company. Schedule 9.4 lists those employees designated by the Company Group as key personnel of the Company Group (the “Key Personnel”). The Key Personnel shall, as a condition to their continued employment with the Company Group, execute and deliver to the Company Group non-disclosure, non-solicitation and non-compete agreements (the “Non-disclosure and Non-solicitation Agreements and Non-Compete Agreements”).

9.5 Company Shareholders Lock-Up Agreement. The Company Shareholders Lock-Up Agreement shall include, among other provisions, restrictions on transfer of the shares of Purchaser Ordinary Shares issued in connection with the Acquisition Merger hereunder, pursuant to which the shares of Purchaser Ordinary Shares issued to the Shareholder who holds more than one (1) percent (%) of the HoldCo prior to the Acquisition Merger will be locked up until the earliest of (i) 360 days after the Closing, (ii) the date the closing price of Purchaser Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period at least 150 days after the Closing, and (iii) the consummation of a bona fide liquidation, merger, stock exchange, reorganization, tender offer, change of control or other similar transaction which results in all of Purchaser’s shareholders having the right to exchange their shares for cash, securities or other property subsequent to the Closing.

9.6 Settlement of the Purchaser Parties’ Transaction Costs.

(a) The Parent shall be solely responsible for all SPAC-related Transaction Costs, including but not limited to legal, accounting, and other professional fees, as well as any fees payable to underwriters, placement agents, or other financial advisors engaged by the Parent. However, in the event the Parent’s operating account is depleted, the Company agrees to cover such expenses, provided that the Parent gives timely written notice to the Company. The Company shall be responsible for and pay its own Transaction Costs incurred in connection with this Agreement and the business combination.

(b) The Parent represents that its operating account maintained a balance of approximately US$1,000,000 at the time the parties entered into the Letter of Intent. These funds shall be used by the Parent to cover SPAC-related Transaction Costs. In the event these funds are exhausted, the Company agrees to assume responsibility for any additional SPAC-related Transaction Costs incurred or owed by the Parent after the Signing Date.

ARTICLE X
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

10.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

10.2 Tax Matters.

(a) The Company Group shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all material Tax Returns of the Company Group required to be filed by the Company Group after the Closing Date for taxable periods ending on or before the Closing Date. Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all material Tax Returns of Purchaser and Parent and all material Tax Returns of the Company Group for taxable periods including the Closing Date but ending after the Closing Date. Any such Tax Returns shall be true, correct and complete in all material respects, and shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period. The Purchaser shall give a copy of each such Tax Return to the Company Shareholders with reasonable time prior to filing for his review and comment.

(b) Following the Closing, the Company Group may amend any Tax Return of the Company Group for any taxable period ending on or before the Closing with the consent of Purchaser, which consent shall not unreasonably be withheld, delayed or conditioned. The cost of preparing and filing such amended Tax Returns shall be borne by the Company Group.

(c) Parent and Purchaser shall use their reasonable best efforts to (i) cause the SPAC Merger to qualify for the SPAC Intended Tax Treatment and (ii) cause the Acquisition Merger to qualify for the Company Intended Tax Treatment, and none of Parent, Purchaser, and their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede such treatment.

(d) Each of Parent, Purchaser, the Company, and their respective Affiliates shall file all Tax Returns consistent with the SPAC Intended Tax Treatment and the Company Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-(a) on or with the its Tax Return for the taxable year of the Mergers), and shall take no position inconsistent with such treatment (whether in audits, Tax Returns or otherwise), unless otherwise required by a Taxing Authority in connection with an audit.

(e) Notwithstanding anything to the contrary contained herein, all Transfer Taxes shall be paid by Parent. The Party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

10.3 Compliance with SPAC Agreements. The Company Group and Purchaser Parties shall comply with each of the applicable agreements entered into in connection with the IPO, including that certain registration rights agreement, dated as of October 3, 2025, by and among Parent and the investors named therein.

10.4 Equity Incentive Plan. Pubco shall adopt an equity incentive plan (the “Equity Incentive Plan”) providing for the issuance of awards covering up to 15% of the outstanding shares of common stock of the combined company on a fully diluted basis as of the Closing. The Equity Incentive Plan shall permit the grant of a variety of equity-based awards, including, without limitation, stock options, restricted stock, restricted stock units, stock appreciation rights, and other equity or equity-based awards as may be determined by the board of directors (or a committee thereof) of the combined company. The Equity Incentive Plan shall include an “evergreen” provision, pursuant to which the number of shares available for issuance under the plan shall automatically increase on an annual basis by an amount or percentage determined by the board of directors (or a committee thereof), subject to any applicable limitations, including stock exchange rules requiring shareholder approval. The definitive terms and conditions of the Equity Incentive Plan, including eligibility, vesting, and administration, shall be set forth in the plan document to be adopted by the board of directors (or a committee thereof) of Pubco.

10.5 Registration Statement.

(a) As promptly as practicable after the date hereof, Purchaser shall prepare with the assistance, cooperation and commercially reasonable efforts of the Company Group, and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of Purchaser Ordinary Shares to be issued in the SPAC Merger, which Registration Statement will also contain a proxy statement of Parent (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Parent shareholders for the matters to be acted upon at the Parent Special Meeting and providing the public shareholders of Parent an opportunity in accordance with Parent’s organizational documents and the IPO Prospectus to have their shares of Parent Ordinary Shares redeemed in conjunction with the shareholders vote on the Parent Stockholder Approval Matters as defined below. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Parent shareholders to vote, at an extraordinary general meeting of Parent shareholders to be called and held for such purpose (the “Parent Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the SPAC Merger and the Acquisition Merger, by the holders of Parent Ordinary Shares in accordance with the Parent’s Organizational Documents and the rules and regulations of the SEC and Nasdaq, and (ii) approval of the SPAC Merger and Plan of SPAC Merger by way of special resolution (including, without limitation, the adoption of the amended and restated memorandum and articles of the SPAC Surviving Corporation); and (iii) such other matters as the Company Group and Parent shall hereafter mutually determine to be necessary or appropriate in order to effect the SPAC Merger, the Acquisition Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i), (ii), and (iii) collectively, the “Parent Stockholder Approval Matters”), and (iv) the adjournment of the Parent Special Meeting, if necessary or desirable in the reasonable determination of Parent. If on the date for which the Parent Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares to obtain the Required Parent Stockholder Approval (as defined in Section 11.1(g)), whether or not a quorum is present, Parent may make one or more successive postponements or adjournments of the Parent Special Meeting. In connection with the Registration Statement, Parent, Purchaser and the Company Group will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Parent’s organizational documents, Cayman Law and the rules and regulations of the SEC and Nasdaq. The Purchaser shall cooperate and provide the Company Group (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company Group shall provide the Purchaser Parties with such information concerning the Company Group and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company Group shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company Group). If required by applicable SEC rules or regulations, such financial information provided by the Company Group must be reviewed or audited by the Company Group’s auditors. The Parent shall provide such information concerning Parent and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Parent shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. The Purchaser will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition Merger and the transactions contemplated hereby.

(b) Each party shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company Group, Parent and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Parent shall cause the Proxy Statement to be disseminated to Parent’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Parent’s Organizational Documents.

(c) As soon as practicable following the Registration Statement “clearing” comments from the SEC and being declared effective by the SEC, Parent shall distribute the Proxy Statement to Parent’s shareholders, and, pursuant thereto, shall call the Parent Special Meeting in accordance with the Cayman Law for a date no later than forty-five (45) days following the effectiveness of the Registration Statement.

10.6 Confidentiality.

Except as necessary to complete the Proxy Statement and Registration Statement, the Company Group, on the one hand, and the Purchaser Parties, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.

10.7 Conduct between Signing Date and Effective Time.

(a) During the period between the Signing Date and the Effective Time, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of each Company Group and the Purchaser Parties, directly, or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

(b) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

ARTICLE XI
CONDITIONS TO CLOSING

11.1 Conditions to the Obligations of Each Party to Effect the Merger. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law, and no Order shall prohibit or prevent the consummation of the Closing.

(b) There shall not be any Action brought by a third party that is not an Affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the Closing.

(c) The SPAC Merger shall have been consummated and the applicable filings and registrations made in the appropriate jurisdictions.

(d) The SACH Restructuring shall have been consummated and the applicable certificates filed in the appropriate jurisdictions.

(e) The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(f) Each of the Additional Agreements shall have been entered into and the same shall be in full force and effect.

(g) The Parent Stockholder Approval Matters that are submitted to the vote of the shareholders of Parent at the Parent Special Meeting in accordance with the Proxy Statement and Parent’s Organizational Documents shall have been approved by the requisite vote of the shareholders of Parent at the Parent Special Meeting in accordance with Parent’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Parent Stockholder Approval”).

(h) This Agreement, the Plan of Acquisition Merger and the transactions contemplated hereby and thereby, including the Acquisition Merger, shall have been authorized and approved by the holders of HoldCo Shares constituting the Requisite HoldCo Vote in accordance with the Cayman Law and the HoldCo’s memorandum and articles of association.

(i) The Company Group shall have obtained all approvals necessary as promulgated under the laws of Singapore and Cayman Islands, as applicable.

(j) Purchaser shall remain listed on Nasdaq and the additional listing application for the Closing Payment Shares shall have been approved by Nasdaq. As of the Closing Date, Purchaser shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail to meet the Nasdaq listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied.

11.2 Additional Conditions to Obligations of the Purchaser Parties. The obligation of the Purchaser Parties to consummate the Closing is subject to the satisfaction, or the waiver at the Purchaser Parties’ sole and absolute discretion, of all the following further conditions:

(a) The Company Group shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Company Group contained in Article VI in this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the Signing Date except as provided in the disclosure schedules pursuant to Article VI, and (ii) be true and correct as of the Closing Date except as provided in the disclosure schedules pursuant to Article VI (if the representation and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(d) All Company Group Consents as set forth on Schedule 6.10 have been obtained, and no such consent shall have been revoked.

(e) The Purchaser Parties shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the HoldCo to the effect set forth in clauses (a) through (d) of this Section 11.2.

(f) The Purchaser Parties shall have received (i) a filed copy of memorandum and articles of association of the HoldCo as in effect as of the Closing Date, (ii) a copy of the certificate of incorporation of the HoldCo, (iii) the copies of resolutions duly adopted by the board of directors of the HoldCo and by the Requisite HoldCo Vote of the HoldCo Shareholders authorizing this Agreement and the transactions contemplated hereby, (iv) certified register of members of the HoldCo as in effect as of the Closing Date, and (v) a recent certificate of good standing as of a date no later than thirty (30) days prior to the Closing Date of the HoldCo from the Cayman Islands.

(g) The Purchaser Parties shall have received (i) a copy of the certificate of incorporation of the HoldCo, (iii) the copies of resolutions duly adopted by the board of directors of the HoldCo and by the Requisite HoldCo Shareholders authorizing this Agreement and the transactions contemplated hereby, (iv) certified register of members of the HoldCo as in effect as of the Closing Date, and (v) a recent certificate of good standing as of a date no later than thirty (30) days prior to the Closing Date of the HoldCo from the Cayman Islands.

(h) The Purchaser Parties shall have received copies of all Governmental Approvals, if any, in form and substance reasonably satisfactory to the Purchaser Parties, and no such Governmental Approval shall have been revoked.

(i) The Key Personnel shall have executed the Labor Agreements, Non-disclosure and Non-solicitation Agreements and Non-Compete Agreements and the same shall be in full force and effect.

(j) The Purchaser Parties shall have received Schedule I updated as of the Closing Date.

(k) The Purchaser Parties shall have received a copy of each of the Additional Agreements to which the Company is a party duly executed by the Company and such Additional Agreement shall be in full force and effect.

(l) The Purchaser Parties shall have received a copy of each of the Additional Agreements duly executed by all parties thereto, other than Parent, Purchaser, HoldCo or the Company, provided that the non-execution of the Lock-up Agreement by Shareholders who are not the Key Personnel nor Controlled by the Key Personnel collectively holding no more than 5% of share capital in the Company (on a fully-diluted basis) immediately prior to the Closing shall not affect the Closing or occurrence of the Closing.

11.3 Additional Conditions to Obligations of the Company Group. The obligations of the Company Group to consummate the Closing is subject to the satisfaction, or the waiver at the Company Group’s discretion, of all of the following further conditions:

(a) The Purchaser Parties shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Purchaser Parties contained in Article VII of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the Signing Date and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect on the Purchaser Parties, regardless of whether it involved a known risk.

(d) The Company Group shall have received a certificate signed by an authorized officer of Purchaser Parties to the effect set forth in clauses (a) through (c) of this Section 11.3.

(e) From the date hereof until the Closing, the Purchaser Parties shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the Purchaser Parties.

(f) The directors designated by the Company shall have been appointed to the board of directors of the Purchaser, effective as of the Closing.

(g) The Purchaser Parties shall have executed and delivered to the Company Group each Additional Agreement to which it is a party.

ARTICLE XII
DISPUTE RESOLUTION

12.1 Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c) The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the Commercial Arbitration Rules of the American Arbitration Association, except as otherwise provided herein.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 12.1(c).

(f) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j) This arbitration section shall survive the termination of this Agreement.

12.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT. NO PARTY SHALL BE ENTITLED TO SPECIFIC PERFORMANCE OF ANY PROVISION OR THIS AGREEMENT OR ANY OTHER EQUITABLE OR INJUNCTIVE RELIEF HEREUNDER.

(b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XIII
TERMINATION AND EXPENSES

13.1 Termination Without Default. Either party may terminate this Agreement without penalty upon written notice to the other party in case of any of the following: (a) failure to obtain required regulatory approvals despite using commercially reasonable efforts; (b) a material adverse change affecting the other party; (c) the failure of any closing condition that is not within the reasonable control of the terminating party; or (d) mutual agreement of the parties. Any delay in the transaction process caused by regulatory review, governmental approvals, geopolitical events such as outbreak of interstate conflicts, or other factors outside the reasonable control of either party shall not be deemed as constitute a breach attributable to either party for the purpose of this Article XIII.

13.2 Termination Upon Default.

(a) The Purchaser Parties may terminate this Agreement by giving notice to the Company Group on or prior to the Closing Date, without prejudice to any rights or obligations the Purchaser Parties may have, if the Company Group shall have materially breached any of its representations, warranties, agreements or covenants contained herein or in any Additional Agreement to be performed on or prior to the Closing Date or this Agreement, the Plan of Acquisition Merger or the transactions contemplated hereby fail to be authorized or approved by the shareholders of the Company and such breach shall not be cured within thirty (30) days following receipt by the Company Group of a notice describing in reasonable detail the nature of such breach.

(b) The Company may terminate this Agreement by giving notice to any Purchaser Party, without prejudice to any rights or obligations the Company Group may have, if any Purchaser Party shall have materially breached any of its covenants, agreements, representations, and warranties contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured within thirty (30) days following receipt by such Purchaser Party(s) of a notice describing in reasonable detail the nature of such breach.

13.3 Fees and Expenses. Except as otherwise expressly provided herein, each party shall bear its own Expenses incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that if the Closing is consummated, Pubco shall bear all Expenses of the parties. As used herein, “Expenses” means all out-of-pocket costs and expenses, including, without limitation, the fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants, incurred by a Party or any of its Affiliates in connection with the transactions contemplated hereby. If, prior to the Closing, the SPAC’s operating account is exhausted, the Company Group shall be responsible for all Expenses incurred thereafter.

13.4 Survival. The provisions of Article XII through Article XIV shall survive any termination hereof.

ARTICLE XIV
MISCELLANEOUS

14.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to any HoldCo and the Company:

Jonathan Zhang

1093 Lower Delta Road, #07-01

Singapore 169204

Email: jonathan@omnivate.co

with a copy to (which shall not constitute notice):

KPMG Law Firm

61F, No. 7, Sec. 5, Xinyi Rd.

Taipei 110, Taiwan

Attn: Lawrence Ong, Executive Consultant

Email: lawrenceong@kpmg.com.tw

if to any Parent, Purchaser and Merger Sub:

Quantumsphere Acquisition Corporation
1185 Avenue of the Americas; Suite 304
New York, New York 10036
Attn: Ping Zhang, Chief Executive Officer
E-mail: zhang.ping@quantumsphereacq.com

with a copy to (which shall not constitute notice):

Celine and Partners, PLLC
1185 Avenue of the Americas; Suite 341
New York, New York 10036
Attn: Cassi Olson, Esq.
E-mail: colson@celinelaw.com

14.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each of the Purchaser Parties (prior to the SPAC Merger Effective Time), the HoldCo, and the Company, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

14.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

14.4 Publicity. Except as required by law and except with respect to the Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

14.5 Transaction Costs. Each party shall bear its own Transaction Costs and expenses, other than those payable at Closing from the Trust Account, in connection with this Agreement and the transactions contemplated hereby, unless otherwise specified herein.

14.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

14.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof, except that:

(a) the following matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the Laws of Cayman Islands, in respect of which the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands: the SPAC Merger, the vesting of the undertaking, property and liabilities of each of Parent and Purchaser in the SPAC Surviving Corporation, the cancellation and/or conversion of the Parent Ordinary Shares into shares of the SPAC Surviving Corporation, the fiduciary or other duties of the directors of Parent and the directors of Purchaser, the general rights of the respective shareholders of Parent and Purchaser and the internal corporate affairs of the Parent and Purchasers; and

(b) the following matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the Cayman Islands: the Acquisition Merger, the vesting of the undertaking, property and liabilities of each of Merger Sub and the HoldCo in the Acquisition Surviving Corporation, the cancellation of the HoldCo Shares, the fiduciary or other duties of the directors of the HoldCo and the directors of Merger Sub, the general rights of the respective shareholders of the HoldCo and Merger Sub and the internal corporate affairs of the HoldCo and Merger Sub.

14.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

14.9 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

14.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

14.11 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company Group.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Key Personnel.

14.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

14.13 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto; provided, however, that (i) the D&O Indemnified Persons and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce Section 8.7.

14.14 Waiver. Reference is made to the final IPO prospectus of the Parent, dated August 7, 2025 (the “Prospectus”). The Company Group has read the Prospectus and understand that the Parent has established the Trust Account for the benefit of the public shareholders of the Parent and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Parent may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of the Parent agreeing to enter into this Agreement, the HoldCo and the Company each hereby agree that, until the Closing, (i) it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account, and (ii) it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

QUANTUMSPHERE ACQUISITION CORPORATION

By:
	Name:	Ping Zhang
	Title:	Chief Executive Officer

Purchaser:

QUMS PUBCO LTD.

By:
	Name:	Ping Zhang
	Title:	Director

Merger Sub:

SACH MERGE SUB LTD.

By:
	Name:	Ping Zhang
	Title:	Director

[Signature Pages to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HoldCo:

OMNIVATE GLOBAL LTD.:

By:
	Name:	Jonathan Zhang
	Title:	Director

Company:

SACH PTE. LTD.:

By:
	Name:	Jonathan Zhang
	Title:	Director

[Signature Pages to the Agreement and Plan of Merger]